UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

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Retail Properties of America, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RETAIL PROPERTIES OF AMERICA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company”). The Annual Meeting will be held on May 24, 2018 at 8:00 a.m. Pacific Time at The Red Rock Casino Resort & Spa, 11011 W. Charleston Blvd., Las Vegas, Nevada 89135.

The Annual Meeting will be held for the following purposes:

1.	To elect eight directors, nominated by the Board of Directors of the Company, to hold office until the 2019 annual meeting of stockholders and until their successors are elected and qualify;
2.	To approve the Company’s executive compensation on an advisory basis;
3.	To approve the Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan;
4.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018; and
5.	To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors of the Company has fixed the close of business on March 20, 2018 as the record date for determining stockholders of record entitled to notice of and to vote at the meeting.

We hope to have the maximum number of stockholders present in person or by proxy at the meeting. To assure your representation at the meeting, please authorize your proxy by completing, signing, dating and mailing the enclosed proxy card. You may also authorize your proxy through the Internet or by calling a toll-free telephone number by following the procedures described on the enclosed proxy card. YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR PROXY WILL BE VERY MUCH APPRECIATED. For specific instructions, please refer to the instructions on the proxy card. Proof of stock ownership and a form of photo identification will be required for admission to the Annual Meeting. For further information on admission, please refer to the question entitled “Who can attend the meeting?” on page 1 of the proxy statement which follows this notice.

Thank you for your continued support of and interest in our Company.

By order of the Board of Directors,

/s/ Ann M. Sharp
Ann M. Sharp
Dated: April 6, 2018	Secretary

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting To Be Held on May 24, 2018:

The Proxy Statement, Annual Report to Stockholders and Proxy Card are available free of charge at www.rpai.com/proxy.

RETAIL PROPERTIES OF AMERICA, INC.
2021 SPRING ROAD, SUITE 200
OAK BROOK, ILLINOIS 60523

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2018

This proxy statement contains information related to the Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company,” “we,” “our” or “us”), which will be held on May 24, 2018 at 8:00 a.m. Pacific Time at The Red Rock Casino Resort & Spa, 11011 W. Charleston Blvd., Las Vegas, Nevada 89135. Please contact our Investor Relations department via email at IR@rpai.com if you plan to attend.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did you send me this Proxy Statement?

We sent you this proxy statement and the proxy card because our Board of Directors (the “Board”) is soliciting a proxy from you to vote your shares at the Annual Meeting. This proxy statement contains information we are required to provide to you and is designed to assist you in voting your shares. On or about April 6, 2018, we will begin mailing the proxy materials to all stockholders of record as of the close of business on March 20, 2018, the record date fixed by the Board for determining the holders of record of our Class A common stock, $.001 par value per share, entitled to notice of and to vote at the Annual Meeting.

Why did some stockholders receive a Notice of Internet Availability of Proxy Materials?

Certain of our stockholders may receive a Notice of Internet Availability of Proxy Materials, or Notice, which was sent to stockholders on or about April 6, 2018, containing information on the availability of our proxy materials on the Internet. Stockholders who received the Notice by mail will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our Annual Report to Stockholders, and how you may vote by proxy.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on March 20, 2018, which is referred to as the record date, you are entitled to receive notice of the Annual Meeting and to vote the shares of Class A common stock that you held as of the close of business on the record date at the Annual Meeting. Each of the outstanding shares of Class A common stock, as of the record date, is entitled to one vote on all matters to be voted upon at the Annual Meeting. On the record date, there were 219,495,346 shares of Class A common stock issued and outstanding. We refer to our Class A common stock as our “common stock.”

Who can attend the meeting?

Only persons who are stockholders of record of shares of common stock of the Company at the close of business on the record date or their designated proxies or who are invited guests of the Company may attend and be admitted to the Annual Meeting. All stockholders attending the Annual Meeting will be required to show photo identification (a valid driver’s license, state identification or passport) prior to admission. If a stockholder’s shares are registered in the name of a broker, bank or other nominee, the stockholder must also bring a proxy or a letter from that broker, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of our shares as of the record date. We reserve the right to determine the validity of any purported proof of beneficial ownership. Please contact our Investor Relations department via email at IR@rpai.com if you plan to attend. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the Annual Meeting.

How do I vote?

If some or all of your shares are registered in your own name with our transfer agent, you are a “stockholder of record” or “record holder” with respect to such shares, and you can vote those shares either in person at the Annual Meeting or by proxy without attending the Annual Meeting by any of the following methods:

By Internet. Stockholders may authorize a proxy to vote via the Internet by using the website provided on their proxy card or Notice until 11:59 p.m. Eastern Time on May 23, 2018. The Internet proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

By Telephone. Stockholders may authorize a proxy to vote via touch-tone telephone by calling the toll-free telephone number provided on their proxy card or Notice until 11:59 p.m. Eastern Time on May 23, 2018. The touch-tone telephone proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded. If you vote via telephone, you do not need to return your proxy card.

By Mail. If you received printed materials and you choose not to authorize your proxy over the Internet or by touch-tone telephone, please complete the paper proxy card and return it to our transfer agent in the pre- addressed, postage-paid envelope provided with this proxy statement.

Please refer to the Notice or, if you received printed materials, the enclosed proxy card for voting instructions.

If you hold some or all of your shares in “street name,” you must either direct the bank, broker or other nominee as to how to vote your shares or obtain a proxy from the bank, broker or other nominee to vote at the Annual Meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including using the Internet or by telephone.

Each executed and timely-returned proxy will be voted in accordance with the directions indicated on it. Except for “broker non-votes” described below, executed but unmarked proxies will be voted by the person(s) named thereon (i) for the election of the nominees named herein as directors (or a substitute for a nominee if such nominee is unable or refuses to serve); (ii) for the approval of an advisory resolution approving the Company’s executive compensation; (iii) for the approval of the Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan; (iv) for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018; and (v) in the discretion of such person(s) upon such matters not presently known or determined that may properly come before the Annual Meeting.

Can I revoke or change my proxy?

Yes. If you are a stockholder of record, you may revoke or change your proxy at any time before the shares it represents are voted by (i) giving written notice of the revocation to our Secretary, (ii) delivering a later-dated proxy (which automatically revokes the earlier proxy), or (iii) voting in person at the Annual Meeting. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. If you are a stockholder of record as of the record date attending the Annual Meeting, you may vote in person whether or not a proxy has been previously submitted, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously submitted proxy.

What constitutes a quorum?

The presence, in person or by proxy, at the Annual Meeting of holders of a majority of our outstanding shares of common stock entitled to vote on the record date constitutes a quorum for the transaction of business at the Annual Meeting. If you have returned valid proxy instructions (in writing, by telephone or over the Internet) or attend the Annual Meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

What vote is required to approve each Proposal assuming a quorum is present?

1.	Election of Directors: The affirmative vote of a majority of the votes cast is required for the election of each of the eight directors to be elected at the Annual Meeting, which means that a director nominee will only be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. There are no cumulative voting rights in the election of directors.
2.	Approval of Executive Compensation on an Advisory Basis: The affirmative vote of a majority of the votes cast is required to approve the Company’s executive compensation on an advisory basis.
3.	Approval of the Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan: The affirmative vote of a majority of the votes cast is required for the approval of the Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan. In addition, the rules of the New York Stock Exchange (“NYSE”) require that the votes for the proposal must be at least a majority of all votes cast on the proposal, including votes for and against and abstentions.
4.	Ratification of the Selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018: The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018.

Abstentions and “broker non-votes” will not be counted as votes cast for purposes of Proposals 1, 2 and 4. With respect to Proposal 3, abstentions will be treated as votes cast, thus having the effect of a vote against the proposal, but “broker non-votes” will not be counted as votes cast. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters.

How do I learn the results of the vote?

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

What is the cost of proxy solicitation?

We will bear all expenses incurred in connection with the solicitation of proxies. In an effort to have as large a representation at the Annual Meeting as possible, special solicitations of proxies may, in certain circumstances, be made by the Company’s officers, directors and employees by mail, personal contact, telephone, facsimile or other electronic means. They will not receive any additional compensation for those activities, but they may be reimbursed for their out-of-pocket expenses. We may also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.

Will stockholders be asked to vote on any other matters?

As of the date of this proxy statement, the above-referenced proposals are the only matters we are aware of that are to be voted upon at the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons appointed by you in your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of a majority of the votes cast on any such other matter will be required for approval.

How can I manage the number of Proxy Statements and Annual Reports I receive?

The rules of the SEC permit companies to provide a single copy of our proxy statement and annual report to households in which more than one stockholder resides. This process is known as householding. Stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials will receive only one copy of our proxy statement and annual report unless they have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy which will be sent promptly at no cost by writing our Investor Relations department at: Investor Relations, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523 or by contacting us via email at IR@rpai.com. For future annual meetings, a stockholder may request separate proxy statements or annual reports, or the householding of such materials, by contacting us as noted above.

This proxy statement and our annual report to stockholders are available at www.rpai.com/proxy.

Where can I find more information about the Company?

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please contact the SEC at (800) SEC-0330 for further information regarding their public reference facilities. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

PROPOSAL 1 - ELECTION OF DIRECTORS

PROPOSAL NO. 1: ELECTION OF EIGHT INDIVIDUALS TO SERVE AS DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

The Board currently consists of nine directors, each of whom has a term that expires at the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee (the “NCG Committee”), our Board has nominated each of our current Board members to stand for re-election at the Annual Meeting, except for Paul R. Gauvreau, who will not be standing for re-election as a member of the Board. Upon the expiration of Mr. Gauvreau’s term as a director at the Annual Meeting, the number of directors that will constitute our Board will be decreased from nine to eight.

Each nominee is currently serving as a director of the Company. We have no reason to believe that any of the nominees will be unable or unwilling to serve, if elected. However, should any nominee be unable or unwilling to accept the office of director, and if the Board shall designate a substitute nominee, the persons named as proxies will vote for the election of the substitute nominee designated by the Board, and if none, for such other persons as the Board shall determine. After an evaluation, the Board determined that all of the current directors of the Company satisfy the definition of “independent” under the NYSE’s listing standards, except for Steven P. Grimes.

The election of members of the Board is conducted on an annual basis. The individuals elected to the Board serve a one-year term and until their successors are elected and qualify. Accordingly, the term of office of each of our current directors will expire at the Annual Meeting. Information regarding the business experience of each nominee is provided below based upon information furnished to us by the individuals named.

Nominees for Election as Directors

The following sets forth information with regard to the nominees for election to the Board, with ages set forth as of March 20, 2018.

Name, Positions With RPAI and Age	Business Experience
GERALD M. GORSKI Director since 2003 and Chairman of the Board since 2010 Age 74
Gerald M. Gorski has been one of our directors since 2003 and Chairman of the Board since 2010. Mr. Gorski was a Partner in the law firm of Gorski & Good LLP, Wheaton, Illinois from 1978 through 2016. Mr. Gorski’s practice focused on governmental law, and he represented numerous units of local government in Illinois. Mr. Gorski has served as a Special Assistant State’s Attorney and a Special Assistant Attorney General in Illinois. Mr. Gorski served as the Vice Chairman of the Board of Commissioners for the DuPage Airport Authority and the Chairman of the Board of Directors of the DuPage National Technology Park. Mr. Gorski has written numerous articles on various legal issues facing Illinois municipalities and has been a speaker at various municipal law conferences. Mr. Gorski is a National Association of Corporate Directors, or NACD, Board Leadership Fellow. Mr. Gorski received a B.A. from North Central College with majors in Political Science and Economics and a J.D. from DePaul University Law School.

BONNIE S. BIUMI Director since 2015 Age 55
Bonnie S. Biumi has been one of our directors since 2015. Ms. Biumi has over 30 years of experience in public accounting and as a Chief Financial Officer or other senior-level financial position at both public and private companies. Most recently, Ms. Biumi served as President and Chief Financial Officer of Kerzner International Resorts, Inc., a developer, owner and operator of destination resorts, casinos and luxury hotels, from 2007 to 2012. Ms. Biumi also previously held senior-level financial positions at NCL Corporation, Ltd., which is listed on the

Name, Positions With RPAI and Age	Business Experience

Nasdaq, Royal Caribbean Cruises, Ltd. and Neff Corporation, which are listed on the NYSE, Peoples Telephone Company, Inc. and Price Waterhouse. Ms. Biumi serves on the Board of Eldorado Resorts, Inc., a Nasdaq-listed company. Previously, from 2012 to 2017, Ms. Biumi served on the Board of Directors of Isle of Capri Casinos, a Nasdaq-listed company and from 2012-2015, she served on the Board of Directors of Home Properties, Inc., a NYSE-listed company. Ms. Biumi is a NACD Board Leadership Fellow. Ms. Biumi received a B.S. in Accounting from the University of Florida and is a certified public accountant.

FRANK A. CATALANO, JR. Director since 2003 Age 56
Frank A. Catalano, Jr. has been one of our directors since our inception in 2003. Mr. Catalano has been President of Catalano & Associates, a real estate company that engages in brokerage and property management services and in the rehabilitation and leasing of office buildings, since 1999. Mr. Catalano served as Regional Vice President at Gateway Funding Diversified Mortgage Services, L.P., a residential mortgage banking company, from February 2008 to 2011 and as Vice President of American Home Mortgage Company from 2002 to August 2007. Mr. Catalano served as Regional Vice President of Flagstar Bank from January 2001 through March 2002 and as President and Chief Executive Officer of CCS Mortgage, Inc., which was sold to Flagstar Bank in 2000, from 1995 through 2000. Mr. Catalano is a member of the United Cerebral Palsy Seguin Board and formerly served as the Chairman of the Board of the Elmhurst Chamber of Commerce. Mr. Catalano is a NACD Board Leadership Fellow and holds a real estate broker’s license.

ROBERT G. GIFFORD Director since 2016 Age 61
Robert G. Gifford has been one of our directors since 2016. Mr. Gifford served as President and Chief Executive Officer of AIG Global Real Estate (AIG) from 2009 through 2016, joining AIG one year after the U.S. Government took an equity interest in the company. In this role, Mr. Gifford executed on both the wind-down of $20 billion of legacy real estate assets under management, including retail and mixed-use development projects, and the subsequent strategic rebuilding of their real estate investment platform, committing over $2.5 billion of equity to $7.5 billion of new real estate projects with a focus on development and value-add acquisitions. Before joining AIG, Mr. Gifford was with AEW Capital Management, L.P. (AEW) for 22 years, where he was a Principal and led a team in creating and implementing an opportunistic investment strategy targeting value-add real estate acquisitions and development, including retail and mixed-use properties. Mr. Gifford was also involved in the structuring and marketing of specialized REIT funds and leading a $2 billion recapitalization of a super-regional shopping center portfolio at AEW. Mr. Gifford serves on the Board of Trustees of Liberty Property Trust, a NYSE-listed REIT, as a Director of Lehman Brothers Holding Inc., is a member of the Advisory Board of Aspen Heights Partners, a private developer and operator of student and multi-family housing in Austin, Texas, and is an active member of the Urban Land Institute where he formerly

Name, Positions With RPAI and Age	Business Experience
served as Council Vice-Chair. Mr. Gifford received a B.A. from Dartmouth College and a Master’s Degree in Public and Private Management from Yale School of Management.

STEVEN P. GRIMES Director since 2011; President and Chief Executive Officer since 2009 Age 51
Steven P. Grimes has served as President and Chief Executive Officer of the Company since 2009 and as a Director since 2011. Previously, Mr. Grimes was Chief Financial Officer of the Company since the internalization of our management in November 2007 to December 2011; Chief Operating Officer of the Company from November 2007 to October 2009 and Treasurer of the Company from October 2008 to December 2011. From February 2004 to November 2007, Mr. Grimes served as Principal Financial Officer and Treasurer and Chief Financial Officer of Inland Western Retail Real Estate Advisory Services, Inc., our former business manager/advisor. Previously, Mr. Grimes served as a Director with Cohen Financial, a mortgage brokerage firm, and as a senior manager with Deloitte & Touche LLP in their Chicago-based real estate practice, where he was a national deputy real estate industry leader. Mr. Grimes is an active member of various real estate trade associations, including NAREIT, ICSC and The Real Estate Roundtable. Mr. Grimes received a B.S. in Accounting from Indiana University.

RICHARD P. IMPERIALE Director since 2008 Age 58
Richard P. Imperiale has been one of our directors since 2008. Mr. Imperiale is President and founder of the Uniplan Companies, a Milwaukee, Wisconsin-based investment advisory holding company that, together with its affiliates, manages and advises over $2.5 billion of assets. Mr. Imperiale founded Uniplan, Inc. in 1984, which specializes in managing equity-income, REIT and micro-cap specialty portfolios for clients. Mr. Imperiale began his career as a credit analyst for the First Wisconsin National Bank (now U.S. Bank). In 1983, Mr. Imperiale joined B.C. Ziegler & Company, a Midwest regional brokerage firm where he was instrumental in the development of portfolio strategies for one of the first hedged municipal bond mutual funds in the country. Mr. Imperiale serves as a Director of Reven Housing REIT, Inc., a Nasdaq-listed company, with a regional focus on single-family residential properties. Mr. Imperiale is widely quoted in local and national media on matters pertaining to investments and is the author of several books on investing, including “Real Estate Investment Trusts: New Strategies For Portfolio Management” published by John Wiley & Sons, 2002. Mr. Imperiale is a NACD Board Leadership Fellow. Mr. Imperiale received a B.S. in Finance from Marquette University Business School.

PETER L. LYNCH Director since 2014 Age 66
Peter L. Lynch has been one of our directors since 2014. Mr. Lynch served as Chairman of the Board of Directors, President and Chief Executive Officer, from 2006 to March 2012, and Chief Executive Officer, from 2004 to 2006, of Winn-Dixie Stores, Inc., a supermarket chain operating approximately 485 combination food and drug stores throughout the South and a Nasdaq-listed company prior to its merger with BI-LO, LLC in December 2011. From 1998 through 2003, Mr. Lynch held various positions of increasing responsibility, including President and

Name, Positions With RPAI and Age	Business Experience

Chief Operating Officer and Executive Vice President-Operations, with Albertson’s, Inc., a national retail food and drug chain comprised of 2,500 stores operating under the Albertson’s, Jewel/Osco, ACME, Sav-on and Osco names. While at Albertson’s Inc., Mr. Lynch spearheaded the successful merger of American Stores Company, which operated food and drug stores in the Midwest, into Albertson’s Inc. Mr. Lynch also held executive positions with Jewel/Osco, including President of the ACME division and Senior Vice President of Store Operations. Mr. Lynch began his career with Star Markets Company, a regional retailer, serving as Vice President of Operations and Vice President of Human Resources before being named its President. Mr. Lynch serves on the Board of Directors of Liquor Stores of N.A. Ltd., which is listed on the Toronto Stock Exchange. Mr. Lynch also serves on the Board of Sid Wainer & Son, a privately-held company, located in New Bedford, Massachusetts. Mr. Lynch is a member of the Board of Trustees of Nichols College and is a Trustee of the Willowbend Country Club. Mr. Lynch received a B.S. in Finance from Nichols College.

THOMAS J. SARGEANT Director since 2013 Age 59
Thomas J. Sargeant has been one of our directors since 2013. Mr. Sargeant served as Chief Financial Officer of AvalonBay Communities, Inc., a NYSE-listed multifamily real estate investment trust, from 1995 until his retirement in May 2014. From 1986 through 1995, Mr. Sargeant held various finance positions with AvalonBay Communities, Inc.’s predecessor companies, including Chief Financial Officer, Secretary, Treasurer, Group Financial Officer and Controller. From 1984 to 1986, Mr. Sargeant held a finance position with Ingersoll Rand. From 1980 to 1984, Mr. Sargeant held various roles at Arthur Andersen & Company serving clients primarily in the real estate and construction industries. Mr. Sargeant is a member of the Board of Directors of Morgan Stanley Private Bank, N.A., a wholly-owned subsidiary of Morgan Stanley. Mr. Sargeant received a B.S. in Business Administration from the University of South Carolina and is a certified public accountant.

Director Qualifications. The NCG Committee takes into consideration many factors when identifying director nominees, including diversity, which has multiple dimensions such as age, professional experience, industry, geography, gender and race. On an annual basis, the NCG Committee performs a skill set analysis of existing members of the Board, and in conjunction with the strategic initiatives of the Company, determines what skill sets may be needed. Recent changes in the composition of the Board have been a direct result of this effort, specifically in the areas of gender, industry, financial and development expertise.

In concluding that each of the foregoing directors should serve as a director, the NCG Committee and the Board focused on each director’s participation and performance on the Board during his or her tenure, as well as each director’s experience, qualifications, attributes and skills discussed in each director’s individual biographies set forth above. In particular, with respect to each director, the NCG Committee and the Board noted the following:

•	Mr. Gorski’s experience as an attorney and focus on local government law gives the Board a valuable perspective on the numerous legal issues (including land-use law) that the Company faces, as well as local political issues;
•	Ms. Biumi’s financial experience, including her serving as chief financial officer or other senior-level financial position of both public and private companies, and experience as a certified public accountant, brings financial expertise to the Board and the Audit Committee;

•	Mr. Catalano’s experience in leading a firm engaged in the brokerage, management, rehabilitation and leasing of commercial property coincides closely with the Company’s business;
•	Mr. Gifford’s significant leadership and real estate experience, including his serving as chief executive officer of a $20 billion real estate investment platform, brings a wealth of knowledge in creating strategic growth opportunities;
•	Mr. Grimes’ experience and position as the Company’s Chief Executive Officer;
•	Mr. Imperiale’s experience in the brokerage and investment advisory industries provides the Board with a REIT investor’s perspective as to the Company’s financial results and corporate messaging;
•	Mr. Lynch’s significant leadership experience, including his serving as president and chief executive officer of a retail grocer and Nasdaq-listed company, and his extensive knowledge of financial management, strategic business planning, mergers and acquisitions and both retail and non-retail operations; and
•	Mr. Sargeant’s financial and real estate experience, including his experience serving as chief financial officer of a NYSE-listed real estate investment trust, brings financial expertise to the Board and the Audit Committee.

Vote Required

The affirmative vote of a majority of the votes cast is required for the election of each of the eight directors to be elected at the Annual Meeting, which means that a director nominee will only be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. There are no cumulative voting rights in the election of directors. Broker non-votes, if any, and abstentions will not be treated as votes cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	the Board is not staggered, with each of our directors subject to re-election annually;
•	of the nine persons who currently serve on the Board, eight have been affirmatively determined by the Board to be independent for purposes of the NYSE’s listing standards;
•	we have a majority voting standard for uncontested director elections;
•	three current members of our Audit Committee qualify as “audit committee financial experts” as defined by SEC rules;
•	we have an independent Chairman of the Board;
•	we have opted out of the Maryland business combination and control share acquisition statutes and we may not opt in without stockholder approval;
•	our bylaws may be amended by the affirmative vote of a majority of all votes entitled to be cast by stockholders of the issued and outstanding shares of common stock of the Company at a meeting of stockholders duly called and at which a quorum is present;
•	we do not have a stockholder rights plan and, in the future, we will not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we will submit the stockholder rights plan to our stockholders for a ratification vote within twelve (12) months of the adoption or the plan will terminate;
•	we have a robust anti-hedging and anti-pledging policy that prohibits such action by members of the Board or our Named Executive Officers (as defined herein);
•	we have stock ownership guidelines for members of the Board and our Chief Executive Officer and our other Named Executive Officers (as defined herein); and
•	we intend to conduct an annual stockholders’ advisory vote on executive compensation in accordance with the stockholders’ advisory vote on the frequency of executive compensation.

Board of Directors.   The Board is currently comprised of nine members. The current members of the Board are Mr. Gerald M. Gorski, Ms. Bonnie S. Biumi, Mr. Frank A. Catalano, Jr., Mr. Paul R. Gauvreau, Mr. Robert G. Gifford, Mr. Steven P. Grimes, Mr. Richard P. Imperiale, Mr. Peter L. Lynch and Mr. Thomas J. Sargeant. Upon the expiration of Mr. Gauvreau’s term as a director at the Annual Meeting, the number of directors that will constitute our Board will be decreased from nine to eight.

Board Leadership Structure.   Since its inception, the Company has had separate individuals serving in the positions of Chief Executive Officer and Chairman of the Board. The Board believes this structure best serves the Company by allowing our Chief Executive Officer to focus his efforts on setting the strategic direction and providing day-to-day leadership of the Company while the Chairman of the Board focuses on presiding at meetings of the Board and overall planning and relations with the directors. The Board believes that the needs of a company with the large portfolio of properties and the wide spectrum of business decisions that we face are best met by allowing these two different functions to be handled by two separate individuals.

Executive Sessions.   The independent directors meet in executive session without management present at least once per year at regularly scheduled meetings and at such other times as they deem appropriate. The Chairman of the Board acts as the presiding director for these executive sessions of independent directors provided that if the Chairman of the Board is not an independent director or is not present, the Chair of the NCG Committee shall act as the presiding director and if such chair is not present, the directors present at the executive session shall determine the director to preside at such executive session by majority vote.

Board Role in Risk Management.   The Board plays an important role in the risk oversight of the Company, primarily through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees.

In particular, the Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and lease expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us, cyber security and various other matters relating to our business, (2) the required approval by the Board (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, certain new borrowings and the appointment of our executive officers, (3) the direct oversight of specific areas of our business by the Executive Compensation, Audit and NCG committees, and (4) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT and our internal controls over financial reporting. The Board also relies on management to bring significant matters affecting the Company to its attention.

Pursuant to its charter, the Audit Committee is specifically responsible for discussing with management the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed. As part of this discussion, the Audit Committee may discuss or consider major financial risk exposures and the steps management has taken to monitor and control such exposures. In addition, our Non-Retaliation Policy enables anonymous and confidential submission by employees of complaints or concerns regarding violations of applicable laws, regulations, or business ethical standards or questionable accounting, internal control or auditing matters. These complaints or concerns may be submitted directly to the compliance officer who is responsible for administering the program, or if they involve the Company’s accounting, auditing or internal controls and disclosure practices, directly to the Audit Committee.

Given its role in the risk oversight of the Company, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow the Board to effectively oversee the management of such risks, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives.

See the discussion under the heading “— Board Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.

Board Meetings in 2017

The Board met eight times during 2017. Each incumbent director who was a director during 2017 attended more than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board on which the director served (during the period he or she served). We do not have a policy with regard to Board members’ attendance at annual stockholder meetings; however, each director who was a director at such time attended the 2017 annual meeting of stockholders of the Company.

Committees of the Board

The Board has established three standing committees: the Audit Committee, the Executive Compensation Committee (the “ECC”) and the NCG Committee. The composition of each of the Audit Committee, the ECC and the NCG Committee complies with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. In 2017, the Audit Committee held four (4) meetings, the ECC held five (5) meetings and the NCG Committee held four (4) meetings. All members of the committees described below are independent as such term is defined in the NYSE’s listing standards and as affirmatively determined by the Board.

Board Committee	Chair	Members
Audit Committee	Thomas J. Sargeant	Bonnie S. Biumi
Paul R. Gauvreau
Robert G. Gifford
Richard P. Imperiale

Executive Compensation Committee	Bonnie S. Biumi	Frank A. Catalano, Jr.
Gerald M. Gorski
Richard P. Imperiale
Peter L. Lynch
Thomas J. Sargeant

Nominating and Corporate Governance Committee	Peter L. Lynch	Frank A. Catalano, Jr.
Paul R. Gauvreau
Robert G. Gifford
Gerald M. Gorski

Audit Committee

The Board has established an Audit Committee currently comprised of Ms. Biumi and Messrs. Gauvreau, Gifford, Imperiale and Sargeant (chair). The Board has determined that Ms. Biumi and Messrs. Gauvreau and Sargeant each qualify as an “audit committee financial expert” under the applicable SEC rules. The Audit Committee operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section.

The Audit Committee is responsible for the engagement of our independent registered public accounting firm, reviewing the plans and results of the audit engagement with our independent registered public accounting firm, approving services performed by, and the independence of, our independent registered public accounting firm, considering the range of audit and non-audit fees, and consulting with our independent registered public accounting firm regarding the adequacy of our internal controls over financial reporting.

Audit Committee Report. The members of the Audit Committee submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2017 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Retail Properties of America, Inc. for the fiscal year ended December 31, 2017.
2.	The Audit Committee has discussed with representatives of Deloitte & Touche LLP the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.
3.	The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Submitted by the Audit Committee

Thomas J. Sargeant (Chair)
Bonnie S. Biumi
Paul R. Gauvreau
Robert G. Gifford
Richard P. Imperiale

Executive Compensation Committee

The Board has established an Executive Compensation Committee, or the ECC, currently comprised of Ms. Biumi (chair) and Messrs. Catalano, Gorski, Imperiale, Lynch and Sargeant. The ECC operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section.

The ECC provides assistance to the Board in discharging its responsibilities related to the compensation of our directors, executive officers and other employees, and develops and implements our compensation policies. The ECC’s responsibilities include, among others, (i) reviewing and approving corporate goals and objectives related to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives, and determining and approving the compensation of the Chief Executive Officer based on such evaluation, and (ii) determining and approving the compensation of all executive officers other than the Chief Executive Officer.

Executive Compensation Committee Interlocks and Insider Participation. None of the members of the ECC has any relationship with us requiring disclosure under Item 404 of Regulation S-K. No member of the ECC is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serve as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or the ECC.

Nominating and Corporate Governance Committee

The Board has established an NCG Committee currently comprised of Messrs. Catalano, Gauvreau, Gifford, Gorski and Lynch (chair). The NCG Committee operates under a written charter approved by the Board. A copy of the charter is publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section. The NCG Committee will consider for recommendation to the Board nominations made by stockholders that comply with the procedures described below under the caption “Stockholder Proposals for the 2019 Annual Meeting,” including, without limitation, providing notice setting forth all information required by the rules of the SEC or Section 12 of our bylaws, as the case may be. We did not receive any stockholder recommendations for director candidates for election at the Annual Meeting.

The NCG Committee identifies possible director nominees (whether through a recommendation from a stockholder or otherwise) and makes an initial determination as to whether to conduct a full evaluation of the candidate(s). This initial determination is based on the information provided to the NCG Committee when the candidate is recommended, the NCG Committee’s own knowledge of the prospective candidate and information, if any, obtained by the NCG Committee’s inquiries. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, expand the size of the Board or obtain representation in market areas or expertise without Board representation and the likelihood that the candidate can satisfy the evaluation factors described below. If the members of the NCG Committee determine that additional consideration is warranted, the NCG Committee may gather additional information about the candidate’s background and experience. The members of the NCG Committee take into account many factors, including (i) the nominee’s ability to make independent analytical inquiries, (ii) general understanding of finance, accounting, marketing and other elements relevant to the success of a public company in today’s business environment, (iii) understanding of the Company’s business on a technical level, and (iv) other community service, business, educational and professional experiences. Each director must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In determining whether to recommend a director for re-election, the NCG Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The members of the NCG Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among others, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. In connection with this evaluation, the members of the NCG Committee determine whether to interview the candidate, and if they decide that an interview is warranted, one or more of those members and others, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview, upon the recommendation of the NCG Committee, the full Board would nominate such candidates for election. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Guidelines on Corporate Governance and Code of Business Conduct and Ethics

The Board, upon the recommendation of the NCG Committee, has adopted guidelines on corporate governance establishing a common set of expectations to assist the Board in performing its responsibilities. Our corporate governance policies and guidelines address a number of topics, including, among other things, (i) director qualification standards and responsibilities, (ii) majority voting, (iii) the responsibilities and composition of the Board committees, (iv) director access to management and independent advisors, (v) director compensation, (vi) director and management stock ownership guidelines, (vii) director orientation and continuing education, (viii) management succession, (ix) evaluations of the performance of the Board and committees, (x) related person transaction approval and (xi) disclosure policies. Our guidelines on corporate governance meet the requirements of the NYSE’s listing standards and are publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section.

The Board has also adopted a code of business conduct and ethics, which includes a conflicts of interest policy that applies to all directors and executive officers. The code of business conduct and ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC and is publicly available on our website at www.rpai.com under “Corporate Governance” in the Invest section. We intend to disclose on our website any amendment to, or waiver of, any provision of the code of business conduct and ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE. A printed copy of our guidelines on corporate governance and the code of business conduct and ethics may also be obtained by any stockholder upon request.

Communications with the Board

Stockholders or other interested parties may communicate with any of the Company’s directors or the Board as a group by writing to them at [Name(s) of Director(s)/Board of Directors of Retail Properties of America, Inc.], Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523.

Stockholders or other interested parties may communicate with independent directors of the Company as a group by writing to Independent Directors of Retail Properties of America, Inc., Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523.

All communications received as set forth in the preceding paragraphs will be opened by the Secretary of the Company for the sole purpose of determining the nature of the communication. Communications that constitute advertising, promotions of a product or service, or communications that do not relate to the Company or its business will not be forwarded to the directors. Other communications will be forwarded promptly to the addressee(s) as deemed appropriate.

Director Compensation

Directors who are employees of the Company do not receive compensation for their service as directors.

In 2017, our non-employee director compensation program was as follows:

•	an annual restricted stock award having a value of $115,000;
•	an additional annual restricted stock award having a value of $50,000 for service as Chairman of the Board;
•	an annual cash retainer of $75,000 for service as a director;
•	an additional annual cash retainer of $50,000 for service as Chairman of the Board;
•	an additional annual cash retainer of $25,000 for service as the chair of the Audit Committee;
•	an additional annual cash retainer of $15,000 for service as the chair of the ECC or the NCG Committee; and
•	an additional annual cash retainer of $10,000 for service as a non-chair member of the Audit, ECC or NCG Committee.

The annual restricted stock awards are granted on the fifth business day after each annual meeting of stockholders and are subject to vesting on the earlier of the date of the next annual meeting of stockholders or the first anniversary of the grant date.

On June 2, 2017, each non-employee director elected at the 2017 annual meeting of stockholders received a restricted stock award of 9,320 shares, valued at a price of $12.34 per share, which was the closing price per share of our common stock on the NYSE on June 2, 2017. Mr. Gorski also received an additional restricted stock award of 4,052 shares, valued at a price of $12.34 per share, which was the closing price per share of our common stock on the NYSE on June 2, 2017, in connection with his service as Chairman of the Board. These equity awards are all subject to vesting on the earlier of the date of the Annual Meeting or the first anniversary of the grant date.

2017 Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2017:

2017 Director Compensation
Name	Fees Earned Paid in Cash	Stock Awards ($)(1)	Total ($)
Gerald M. Gorski	$145,000	$165,010	$310,010
Bonnie S. Biumi	100,000	115,009	215,009
Frank A. Catalano, Jr.	95,000	115,009	210,009
Paul R. Gauvreau	95,000	115,009	210,009
Robert G. Gifford	95,000	115,009	210,009
Richard P. Imperiale	95,000	115,009	210,009
Peter L. Lynch	100,000	115,009	215,009
Thomas J. Sargeant	110,000	115,009	225,009
(1)	Represents the aggregate grant date fair value of restricted stock awards granted during the year ended December 31, 2017, calculated as the closing price per share of our common stock on the NYSE on the grant date multiplied by the number of shares granted. As of December 31, 2017, each of the non-employee directors held 9,320 unvested shares of restricted stock that had been granted by us as director compensation, with the exception of Mr. Gorski who held 13,372 unvested shares of restricted stock. As of December 31, 2017, Mr. Gorski held unexercised options to purchase 8,000 shares of common stock, Messrs. Catalano, Gauvreau and Imperiale held unexercised options to purchase 10,000 shares of common stock and Messrs. Gifford, Lynch, Sargeant and Ms. Biumi held no unexercised options.

OUR EXECUTIVE OFFICERS

Biographies of our Executive Officers

The following sets forth information regarding our executive officers (other than Steven P. Grimes, the Chief Executive Officer and President, whose biography appears above under the caption, “Proposal 1 — Election of Directors — Nominees for Election as Directors”), with ages set forth as of March 20, 2018:

Name, Positions With RPAI and Age	Business Experience
SHANE C. GARRISON Executive Vice President, Chief Operating Officer and Chief Investment Officer Age 48
Shane C. Garrison serves as our Executive Vice President, Chief Operating Officer and Chief Investment Officer. Mr. Garrison is responsible for overseeing a number of operating functions within the Company, including leasing, property management, asset management, which includes acquisitions and dispositions, joint ventures and construction operations. Mr. Garrison has served as our Chief Operating Officer since 2012, as our Executive Vice President since 2010 and as our Chief Investment Officer since the internalization of our management in November 2007. Before November 2007, Mr. Garrison served as Vice President of Asset Management of Inland US Management LLC, a property management company affiliated with our former business manager/advisor, since 2004. In this role, Mr. Garrison underwrote over $1.2 billion of assets acquired by the Company and went on to spearhead our development and joint venture initiatives. Previously, Mr. Garrison served as Head of Asset Management for ECI Properties, a boutique owner of industrial and retail properties, and the General Manager of the Midwest region for Circuit City, formerly a large electronics retailer. Mr. Garrison received a B.S. in Business Administration from Illinois State University and an M.B.A. in Real Estate Finance from DePaul University.

JULIE M. SWINEHART Executive Vice President, Chief Financial Officer and Treasurer Age 42
Julie M. Swinehart was appointed as our Executive Vice President, Chief Financial Officer and Treasurer on February 6, 2018. She has served as our Senior Vice President and Chief Accounting Officer since 2015, our Senior Vice President and Corporate Controller from April 2013 to July 2015 and held various accounting and financial reporting positions since joining the Company in 2008. Before joining the Company, Ms. Swinehart was a Manager of External Reporting at Equity Office Properties Trust for two years and she spent eight years in public accounting in the audit practices of Arthur Andersen LLP and Deloitte & Touche LLP. Ms. Swinehart received a B.S. in Accountancy from the University of Illinois at Urbana-Champaign and is a certified public accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis is set forth with respect to the compensation and benefits for our fiscal year ended December 31, 2017 for our Chief Executive Officer, Chief Financial Officer and the other executive officers included in the “Summary Compensation Table” below. In this “— Compensation Discussion and Analysis,” we refer to Messrs. Grimes and Garrison, Ms. Swinehart and Ms. Paula C. Maggio, who served as our Executive Vice President, General Counsel and Secretary through March 9, 2018, collectively, as our Named Executive Officers. See “—Potential Payments Upon Termination or Change-in-Control —Departure of Ms. Maggio” for more information regarding Ms. Maggio’s departure. The discussion and analysis also covers compensation and benefits for 2017 for Mr. Heath R. Fear who resigned as our Executive Vice President, Chief Financial Officer and Treasurer during 2017. See “— Compensation Discussion and Analysis—Resignation of Mr. Fear and 2017 Compensation” for more information regarding Mr. Fear’s resignation. For all other sections included under “Executive Compensation,” Mr. Fear is also included in the term “Named Executive Officers.” Also, Ms. Swinehart was promoted to Executive Vice President, Chief Financial Officer and Treasurer, effective February 6, 2018.

Executive Summary

In 2017, our executive management team continued to focus their efforts on certain strategic objectives, including, among others, repositioning our portfolio by opportunistically increasing our concentration in certain markets and methodically decreasing our presence in certain non-core markets, efficiently recycling capital to enhance the strength of our portfolio and the quality of our long-term cash flow stream, and significantly improving our credit metrics and enhancing our financial flexibility to allow us to capitalize on internal and external growth opportunities. In 2017, we substantially completed the execution of our portfolio transformation by executing on over $1.1 billion in total transactions, with disposition proceeds used for acquisitions of high quality, multi-tenant retail assets, debt reduction and repurchases of our common stock.

Our executive compensation program and decisions for 2017 are designed to reward company and individual performance and achievements commensurate with our business results and the execution of our strategic objectives described above. We also believe that our executive compensation program and decisions for 2017 compensation encourage the alignment of management’s and stockholders’ interests and help us continue to attract, retain and motivate the key employees responsible for driving our long-term value creation.

The principles underlying our compensation policies and practices and the results of our compensation decisions for 2017 for our Named Executive Officers are included in “— 2017 Compensation Program Design” below.

2017 Executive Compensation Profile

Performance-Based Incentive Compensation – Over 75% of Total Target CEO Compensation. In 2017, target incentive compensation represented greater than 75% of the total target compensation of our Chief Executive Officer, Mr. Grimes, greater than 65% of the total target compensation of Mr. Garrison and Ms. Maggio, and greater than 50% of the total target compensation of Ms. Swinehart. We believe our pay-for-performance compensation structure incentivizes our Named Executive Officers to maximize the Company’s performance and aligns our Named Executive Officers’ interests with those of our stockholders.

Annual Cash Incentive Compensation —Formulaic Pay-For-Performance Plan Design. For 2017, each of our Named Executive Officers was eligible to earn cash incentive compensation if and to the extent that pre-established company and individual goals were achieved. In particular, the company goals used to determine the corporate component of cash incentive compensation for 2017 were based on (i) growth in our same store EBITDA, (ii) our Operating FFO per share, and (iii) our Net Debt to Adjusted EBITDA ratio, which we believe are each key financial metrics that appropriately reflect our progress and ongoing performance and measure the health of our balance sheet. Annual cash incentive compensation based on these company goals represents 75% of the target value of our Chief Executive Officer’s cash incentive compensation and 60% of the target value for each of our other Named Executive Officers’ cash incentive compensation, with the remainder of the target value of cash incentive compensation based on the achievement of individual goals.

Long-Term Equity Incentive Compensation — 75% Based on Relative Total Stockholder Return Over Three-Year Performance Period. For 2017, each of our Named Executive Officers was granted performance-based restricted stock units, which represented 75% (50% in the case of Ms. Swinehart in 2017; however, for 2018, Ms. Swinehart’s weighting of performance-based restricted stock units will also be 75%) of their long-term equity incentive compensation. The performance-based restricted stock units may be earned by our Named Executive Officers based on our relative total stockholder return compared to that of the peer companies in the NAREIT Shopping Center Index over a three-year performance period, which we believe further aligns the interests of our Named Executive Officers with those of our stockholders over the longer term, supports the objectives of long-term value creation, rewards management based on our relative performance compared to our peers and serves as a retention tool for our Named Executive Officers.

Clawback Policy. In 2017, we adopted a clawback policy that allows the Company to recoup cash and equity incentive compensation paid to, earned by or granted to our executive officers during the three-year period preceding a restatement of the Company’s financial statements if the financial results that are the subject of a restatement had been materially misstated due to fraud, intentional misconduct or gross negligence by any of our executive officers. In such circumstances, the Company may recoup the amount of cash and equity incentive compensation that was paid, earned or granted as a result of the incorrectly reported financial results of the Company that were the subject of the restatement that would not have been paid, earned or granted, as applicable, if determined based on the financial results of the Company set forth or reflected in the Company’s restated financial statements. Our clawback policy applies to all cash and equity performance-based incentive compensation with a performance period beginning on or after January 1, 2017.

Retention Agreements — Double-Trigger Vesting Acceleration; Cash Severance Based Solely on Annual Cash Compensation. The terms of our retention agreements with Messrs. Grimes and Garrison require a double-trigger for acceleration of vesting of time-based equity awards in connection with a change-in-control and limit cash severance to a multiple of base salary and annual cash incentive compensation, and are summarized below under “Executive Compensation – Retention Agreements.”

Stock Ownership Guidelines. We have stock ownership guidelines that require our non-employee directors and each of Messrs. Grimes and Garrison (and, beginning in 2018, Ms. Swinehart, due to her promotion to Chief Financial Officer in 2018) to own certain levels of common stock in the Company.

Anti-Hedging and Anti-Pledging Policy. We have a formal anti-hedging and anti-pledging policy that prohibits our Named Executive Officers and directors from engaging in any hedging transactions or pledging any shares of our common stock.

Strong Stockholder Support for Executive Compensation. At our 2017 annual meeting, we received strong support for our say-on-pay vote approving the compensation paid to our named executive officers for 2016. Approximately 89% of the votes cast on the proposal were voted in favor of this proposal. The ECC viewed this result as an indication of stockholders’ overall satisfaction with our executive compensation programs.

2017 Compensation Program Design

The primary objectives of our executive compensation program are: (i) to attract, retain and reward experienced, highly-motivated executives who effectively lead and contribute to our long-term growth and profitability; (ii) to motivate, lead and direct the performance of management with clearly-defined goals and measures of achievement; and (iii) to align the interests of management with the interests of our stockholders. To achieve these objectives, we offer our executives the opportunity to earn a combination of cash and long-term equity-based compensation.

Overall, we designed our executive compensation program to achieve the objectives described above. In particular, consistent with our objectives, incentive compensation constitutes the majority of our total executive compensation. We also structured our annual cash incentive compensation and a significant majority of our long- term equity incentive compensation to be based on our actual performance compared to pre-established performance goals. The following table summarizes the primary components of our 2017 executive compensation program for our Named Executive Officers.

Component	Form of Payout	Objective	Characteristic
Base Salary	Cash	Annual base salary compensation to help retain executive level talent	Competitive base salary compensation based on comparative market analysis

Annual Cash Incentive Compensation	Cash	Incentive to achieve annual company and individual objectives in support of annual performance goals related to corporate/financial performance as well as individual performance
Earned based on the achievement of annual company goals, including growth in our Same Store EBITDA, Operating FFO per share and Net Debt to Adjusted EBITDA ratio, as well as specific individual performance goals

Long-Term Equity Incentive Compensation	Performance-Based Restricted Stock Units/Time-Based Restricted Stock	Encourage alignment of interests with stockholders and long-term retention of executives and provide an incentive for long-term relative total stockholder return performance compared to peers
Awards vest over a three-year period, with (i) 75%, or 50% with respect to Ms. Swinehart’s 2017 award, earned based on the achievement of relative total stockholder return performance compared to the peer companies in the NAREIT Shopping Center Index over a three-year performance period, with one-third of the shares earned, if any, vesting following the performance period and the remaining two-thirds of the shares earned, if any, vesting one year thereafter, based on continued employment and (ii) 25%, or 50% with respect to Ms. Swinehart’s 2017 award, vesting over a three-year period, based on continued employment

Each of these components of our executive compensation is discussed in detail below, including a description of the particular component and how it fits into our overall executive compensation program and a discussion of the amounts of compensation paid to our Named Executive Officers for 2017 under each of these components. In the descriptions below, we highlight particular compensation objectives that are addressed by specific components of our executive compensation program; however, it should be noted that we have designed our compensation program so that the various components complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each component, to a greater or lesser extent, serves each of our objectives.

Base Salary

We pay our Named Executive Officers a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary component of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that base salaries can motivate and reward executives for their overall performance.

The following table sets forth the 2017 and 2016 annual base salaries for our Named Executive Officers:

Named Executive Officer	2017 Base Salary	2016 Base Salary	Percentage Change
Steven P. Grimes	$850,000	$850,000	—
Shane C. Garrison	650,000	590,000	10%
Paula C. Maggio(1)	450,000	400,000	12.5%
Julie M. Swinehart(2)	275,000	275,000	—
(1)	Ms. Maggio’s 2017 base salary was adjusted to $450,000 per annum, effective July 1, 2017, and has been annualized based on such increased amount. Ms. Maggio joined the Company on May 2, 2016 and her 2016 base salary has been annualized for the full year 2016.
(2)	Ms. Swinehart’s 2016 base salary was adjusted to $275,000 per annum, effective July 1, 2016, and has been annualized based on such increased amount.

In determining base salaries and whether they are appropriate, the ECC considers a number of factors on a subjective basis, including, but not limited to, (i) the scope of the Named Executive Officer’s responsibilities within the Company; (ii) the experience of the Named Executive Officer within our industry and at the Company; (iii) the performance of the Named Executive Officer and his or her contributions to the Company; (iv) the peer benchmarking of the Named Executive Officer’s position, (v) a review of historical compensation information for each Named Executive Officer; (vi) a subjective determination of the compensation needed to motivate and retain that individual; and (vii) the recommendations of the Chief Executive Officer when determining base salary for the other Named Executive Officers.

To determine the increases to Mr. Garrison’s and Ms. Maggio’s base salaries, the ECC reviewed benchmarking data for the Company’s 2017 peer group as part of its annual executive compensation review with its compensation consultant, Steven Hall & Partners (“SH&P”). The increases in base salary for Mr. Garrison and Ms. Maggio were made based on a review of competitive market data and to reflect their contributions to the Company.

Incentive Compensation

We award our Named Executive Officers incentive compensation based on pre-established performance goals and target values, which we review and determine annually. We believe that incentive compensation is an essential component of our executive compensation program and it is designed to (i) motivate and direct the performance of management with clearly-defined company and individual goals and measures of achievement; (ii) further align the interests of our Named Executive Officers with our stockholders over the longer term; (iii) support the objective of long-term value creation; (iv) reward management based on our relative performance compared to our peers; and (v) serve as a retention tool for our Named Executive Officers.

Under our incentive compensation program for 2017, each of our Named Executive Officers (i) was eligible to receive a cash award up to a specified dollar value based on the achievement of pre-established company and individual goals, (ii) received a grant of performance-based restricted stock units which are earned based on the achievement of relative total stockholder return performance compared to members of the NAREIT Shopping Center Index over a three-year period, and (iii) received a grant of restricted stock subject to vesting over a three-year period based on continued employment with us.

2017 Target Incentive Compensation

The following table sets forth a summary of the target dollar values of our annual cash incentive compensation and long-term equity incentive compensation for each Named Executive Officer for 2017:

		2017 Target Long-Term Equity Incentive Compensation
Named Executive Officer	2017 Target Cash Incentive Compensation	Performance- Based Restricted Stock Units	Time-Based Restricted Stock
Steven P. Grimes	$1,250,000	$1,818,750	$606,250
Shane C. Garrison	585,000	967,500	322,500
Paula C. Maggio	325,000	450,000	150,000
Julie M. Swinehart	140,000	75,000	75,000

In 2017, target incentive compensation represented greater than 75% of the total target compensation for our Chief Executive Officer, Mr. Grimes, greater than 65% of the total target compensation for Mr. Garrison and Ms. Maggio, and greater than 50% for Ms. Swinehart.

For 2017, based on a review of competitive market data provided by SH&P and our desire to compensate at the median of our 2017 peer group, there was an increase in Mr. Garrison’s 2017 target cash incentive compensation and the 2017 long-term equity incentive compensation for Messrs. Grimes and Garrison and Ms. Swinehart was increased. For Ms. Maggio, the amount of her 2017 target cash incentive and long-term equity incentive compensation was consistent with the target incentive compensation established for her in connection with her hiring in 2016. In 2017, Ms. Swinehart received 50% of her long-term equity incentive compensation in the form of performance-based restricted stock units and 50% of her long-term equity incentive compensation in the form of time-based restricted stock.

Annual Cash Incentive Compensation

For 2017, each of our Named Executive Officers was eligible to earn cash incentive compensation if and to the extent that pre-established company and individual goals were achieved. The following summarizes the structure of our cash incentive compensation program for 2017 for our Named Executive Officers and the amounts earned by each of our Named Executive Officers pursuant to this program.

2017 Company and Individual Goals

For 2017, 75% of the target value of our Chief Executive Officer’s annual cash incentive compensation opportunity and 60% of the target value for each of our other Named Executive Officer’s annual cash incentive compensation opportunity was based on the achievement of company goals, with the remainder of the cash incentive compensation based on the achievement of individual goals. The following table sets forth the percentage of the target value of our cash incentive compensation for 2017 based on company and individual goals, respectively, for each Named Executive Officer:

	Company Goals
Named Executive Officer	Same Store EBITDA Growth	Operating FFO per Share	Net Debt to Adjusted EBITDA	Individual Goals
Steven P. Grimes	45.00%	22.50%	7.50%	25.00%
Shane C. Garrison	36.00%	18.00%	6.00%	40.00%
Paula C. Maggio	36.00%	18.00%	6.00%	40.00%
Julie M. Swinehart	36.00%	18.00%	6.00%	40.00%

For 2017, the company goals were based on (i) growth in our same store EBITDA, (ii) our Operating FFO attributable to common shareholders per share, and (iii) our Net Debt to Adjusted EBITDA ratio. We selected these specific company goals because (i) growth in our same store EBITDA is the financial metric that we believe most accurately reflects the progress of our operational strategy as we continue to execute on our broader asset repositioning objectives, while also prudently managing corporate level expenses, (ii) our Operating FFO attributable to common shareholders per share is one of the most significant financial measures that we report to investors and use to evaluate our ongoing performance, and (iii) our Net Debt to Adjusted EBITDA ratio is a key financial metric measuring the health of our balance sheet. As each Named Executive Officer’s performance contributes to these metrics, we believe that they provide a fair and objective basis on which to evaluate each Named Executive Officer’s performance and to determine the majority of each Named Executive Officer’s cash incentive compensation.

For each of these company goals, the ECC established three different levels of performance, “threshold,” “target” and “maximum,” based on an assessment of the operating landscape for 2017, including consideration of portfolio size and expected leasing activity, which may result in variations in these established levels from year to year. Pursuant to these levels of performance, our Named Executive Officers could earn 50%, 100% or 200%, respectively, of the target amount of the portion of the cash incentive compensation attributable to that company goal. If performance for a company goal did not equal or exceed the threshold level established, then our Named Executive Officers were not entitled to receive any of the cash incentive compensation attributable to that company goal. To the extent performance fell between two of the established levels of performance, the percentage earned was to be determined based on straight-line interpolation between the percentages that would have been earned for the established levels of performance. Further, to the extent that performance exceeds the target level, the amount earned above target is capped at the lesser of (i) 20% of the amount by which the Operating FFO per share company goal is earned in excess of the target level, on an aggregated basis for the Company, or (ii) the maximum level of performance amount. The table below sets forth the goals established at each level of performance, actual performance for 2017 and the percentage of target earned for each company goal:

Company Goal	Threshold (50%)	Target (100%)	Maximum (200%)	2017 Actual	Earned %
Same Store EBITDA Growth(1)	1.75%	2.25%	3.5%	2.20%	94.5%
Operating FFO Per Share(2)	$1.00	$1.04	$1.12	$1.06	130.9%
Net Debt to Adjusted EBITDA Ratio(3)	6.0x	5.6x	5.0x	5.5x	116.7%
(1)	Same store EBITDA is calculated by reducing our publicly reported same store net operating income (NOI) by general and administrative expenses, adjusted to exclude items that the ECC does not believe are representative of our ongoing operating performance. We define NOI as all revenues other than (i) straight-line rental income, (ii) amortization of lease inducements, (iii) amortization of acquired above and below market lease intangibles and (iv) lease termination fee income, less real estate taxes and all operating expenses other than straight-line ground rent expense (non-cash) and amortization of acquired ground lease intangibles (non-cash). For the year ended December 31, 2017, our same store portfolio consisted of 102 retail operating properties acquired or placed in service and stabilized prior to January 1, 2016. Same store EBITDA growth was based on same store EBITDA for the year ended December 31, 2017 as compared to same store EBITDA for the prior year.
(2)	Operating FFO attributable to common shareholders represents funds from operations attributable to common shareholders, or FFO, for the year ended December 31, 2017, excluding the impact of discrete non-operating transactions and other events which we do not consider representative of the comparable operating results of our real estate operating portfolio, which is our core business platform. FFO means net income (loss) computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of depreciable real estate, plus depreciation and amortization and impairment charges on depreciable real estate.
(3)	Net Debt to Adjusted EBITDA ratio represents (i) our total notional debt, excluding unamortized premium, discount and capitalized loan fees, less cash and cash equivalents and disposition proceeds temporarily restricted related to potential Internal Revenue Code Section 1031 tax-deferred exchanges as of December 31, 2017 divided by (ii) Adjusted EBITDA for the three months ended December 31, 2017, annualized. Adjusted EBITDA represents net income attributable to common shareholders before interest, income taxes, depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing performance.

For 2017, the ECC established the following individual goals for our Named Executive Officers:

Named Executive Officer	Individual Goals
Steven P. Grimes
Goals relating to the execution and messaging of our strategic plan, including brand building and management of external constituents; the facilitation of executive goals that drive earnings and total return; and investor communication.

Shane C. Garrison
Goals relating to the long-term portfolio strategy, including contractual rent growth and annual base rent; execution of dispositions in connection with our strategic plan; execution of leasing plans; execution of key development projects; support of leadership development; and operation in accordance with budget.

Paula C. Maggio
Goals relating to management of the Company’s legal and human resources departments; corporate governance; development of key competencies in the legal department; support of leadership development; and operation in accordance with budget.

Julie M. Swinehart
Goals relating to management and oversight of the Company’s accounting department; coordination with corporate finance; succession planning; support of leadership development; and operation in accordance with budget.

For the individual goals, the ECC established three different levels of performance, “meets expectations,” “exceeds expectations” and “exceptional,” pursuant to which our Named Executive Officers could earn 80%, 100% or 200%, respectively, of the target amount of the portion of the cash incentive compensation attributable to the individual goals. If a Named Executive Officer’s performance for the individual goals did not meet expectations, then such Named Executive Officer was not entitled to receive any of the cash incentive compensation attributable to the individual goals. To the extent performance with respect to the individual goals fell between two of the established levels of performance, the percentage earned was to be determined based on straight-line interpolation between the percentages that would have been earned for the established levels of performance. In determining the component of cash incentive compensation awarded to each Named Executive Officer based on individual goals, the ECC assessed the performance of each Named Executive Officer against his or her individual goals and then made a subjective determination regarding the level of performance achieved upon which the payout for each Named Executive Officer was based. The ECC determined that Messrs. Grimes and Garrison and Mses. Maggio and Swinehart each exceeded expectations or were exceptional in their 2017 individual performance against their established individual objectives.

2017 Cash Incentive Award Amounts

The following table sets forth the cash incentive award amounts that were paid to each of our Named Executive Officers for 2017 based on the achievement of company and individual goals as described above.

Named Executive Officer	2017 Cash Incentive Award Amounts ($)
Steven P. Grimes	$1,488,000
Shane C. Garrison	741,000
Paula C. Maggio	399,000
Julie M. Swinehart	186,000

Long-Term Equity Incentive Compensation

For 2017, other than as set forth below, each of our Named Executive Officers received long-term equity incentive compensation awards comprised of performance-based restricted stock units and time-based restricted stock awards with target values as set forth above under “— 2017 Target Incentive Compensation.”

We designed these awards primarily to (i) further align the interests of our executives with our stockholders over the longer term, (ii) support the objective of long-term value creation and reward our executives based on our relative performance compared to our peers, and (iii) serve as a retention tool for our executives. The following table sets forth the type of awards we granted, weighting (based on percentage of target value) allocated to each award type for each of our Named Executive Officers and vesting terms for our long-term equity incentive compensation for 2017:

Award Type for NEOs	Weighting	Vesting Terms
Performance-based restricted stock units	75%(1)
Earned based on our relative total stockholder return compared to that of the peer companies in the NAREIT Shopping Center Index over the three-year performance period ending December 31, 2019. One-third of the shares earned, if any, will be issued in common stock following the performance period, and two-thirds of the shares earned, if any, will be issued in restricted stock that will vest on December 31, 2020, subject to continued employment through such date.

Restricted stock	25%(1)	Vest in three equal annual installments commencing on January 4, 2018, subject to continued employment through such dates.
(1)	Ms. Swinehart’s weighting is 50% for each of the performance-based restricted stock units and restricted stock; however, beginning in 2018, the weighting for Ms. Swinehart’s awards will be 75% performance-based restricted stock units and 25% restricted stock.

Performance-Based Restricted Stock Unit Awards

We granted performance-based restricted stock units to our Named Executive Officers in 2017 for 75% (50% in the case of Ms. Swinehart) of their long-term equity incentive compensation awards. The performance-based restricted stock units may be earned by our Named Executive Officers based on our relative total stockholder return compared to that of the peer companies in the NAREIT Shopping Center Index over a three-year performance period from January 1, 2017 to December 31, 2019. The number of units that will be earned, as a percentage of the target number of units granted, will be based on the percentile ranking of our total stockholder return over the performance period as compared to the total stockholder return of each of the peer companies that were in the NAREIT Shopping Center Index during the entire performance period, as set forth in the table below. If our total stockholder return performance does not equal or exceed the threshold level established, then our Named Executive Officers will not be entitled to earn any shares pursuant to these performance-based restricted stock units. To the extent performance falls between two of the established levels of performance, the percentage earned will be determined based on straight-line interpolation between the percentages that would have been earned for the established levels of performance.

Performance Level	Relative Performance	Percentage of Target Earned
Maximum	90th Percentile	200%
Target	Median	100%
Threshold	25th Percentile	50%

The performance-based restricted stock units that are earned will be settled in shares of our common stock shortly after the end of the performance period, with one-third of the shares earned being vested upon issuance and the remaining two-thirds of the shares earned being subject to vesting based on continued employment through December 31, 2020. Upon settlement of the performance-based restricted stock units, additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid during the performance period on the shares of our common stock that are earned pursuant to the performance-based restricted stock units divided by the then-current market price of our common stock.

The following table sets forth the target dollar values of the performance-based restricted stock units granted to each of our Named Executive Officers for 2017 and the target number of units represented by each award:

	2017 Target Amounts
Named Executive Officer	($)	(# of Units)(1)
Steven P. Grimes	$1,818,750	117,188
Shane C. Garrison	967,500	62,339
Paula C. Maggio	450,000	28,995
Julie M. Swinehart	75,000	4,833
(1)	The target number of units granted to each of our Named Executive Officers was determined based on the target dollar value divided by the estimated grant date fair value per unit using a third-party valuation.

Restricted Stock Awards

We also granted restricted stock awards to our Named Executive Officers for 2017. These awards comprise 25% (50% in the case of Ms. Swinehart) of their long-term equity incentive compensation awards and vest in three equal annual installments commencing on January 4, 2018, subject to continued employment through such dates. The following table sets forth the restricted stock awards granted to each of our Named Executive Officers for 2017.

	2017 Restricted Stock Awards
Named Executive Officer	($)	(# of Shares)(1)
Steven P. Grimes	$606,250	39,521
Shane C. Garrison	322,500	21,024
Paula C. Maggio	150,000	9,779
Julie M. Swinehart	75,000	4,890
(1)	The number of shares granted to each of our Named Executive Officers was determined based on dividing the dollar value by the closing price of our common stock on the grant date.

Retention Agreements

We realize that consideration of an acquisition by another company or other change-in-control transaction as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to executives and can cause them to consider alternative employment opportunities. Accordingly, we believe that establishing pre-negotiated severance benefits for certain of our Named Executive Officers helps encourage their continued dedication and further aligns the interests of such Named Executive Officers and our stockholders in the event of a potentially attractive proposed change-in-control transaction following which one or more of such Named Executive Officers may be expected to be terminated. In addition, we believe that retention agreements, which specifically set forth severance terms and conditions that are agreed upon in advance with certain of our Named Executive Officers, make it easier for us to make changes in our senior executive team, if desired, without the need for protracted negotiations over severance.

We have retention agreements with Messrs. Grimes and Garrison and we had retention agreements with Ms. Maggio and Mr. Fear. The current term of each of these retention agreements is for three years, beginning on October 31, 2016, with automatic two-year renewals thereafter unless written notice of termination is provided by either party. These agreements, among other things, provide for severance payments and benefits to the applicable Named Executive Officer if his or her employment is terminated by us without cause or by the Named Executive Officer for good reason. These agreements also provide for the measurement of performance-based vesting conditions of any outstanding equity awards granted on or after the date of the retention agreements upon the occurrence of a change-in-control, but they do not include single-trigger acceleration of vesting of time-based equity awards in connection with a change-in-control. See “Executive Compensation — Retention Agreements” below for a summary of the retention agreements we entered into with certain of our Named Executive Officers.

Resignation of Mr. Fear and 2017 Compensation

On September 20, 2017, Mr. Fear resigned as our Executive Vice President, Chief Financial Officer and Treasurer. As a result of Mr. Fear’s resignation, Mr. Fear was not entitled to receive any cash severance payments, acceleration of vesting or other severance benefits, and he forfeited all of his unvested long-term equity awards and the opportunity to earn a short-term cash incentive award related to 2017. Mr. Fear’s annual base salary during 2017 was $525,000 and his target cash incentive compensation was $430,000, which was structured in the same manner as the cash incentive compensation awards made to our Named Executive Officers. In addition, prior to Mr. Fear’s resignation, the ECC established a target value of $820,000 for his long-term equity incentive compensation awards, which were structured in the same manner as the awards received by our Named Executive Officers. Mr. Fear forfeited these awards upon his resignation. Mr. Fear’s base salary and target cash and long-term equity incentive compensation for 2017 were determined based on the same considerations as those for the same type of compensation received by our Named Executive Officers for 2017.

Broad-Based Benefits

In addition to the compensation programs described above, each of our Named Executive Officers was eligible to participate in the same benefits programs available to all of our employees: medical, dental and vision insurance; group term life insurance; short-term and long-term disability coverage and accidental death and dismemberment coverage; a tax-qualified 401(k) plan; and a pre-tax Section 125 cafeteria plan.

Stock Ownership Guidelines

In order to complement our equity incentive compensation program and further align the interests of our Named Executive Officers with those of our stockholders, our Board adopted stock ownership guidelines that apply to our Board and certain Named Executive Officers. See “Director and Officer Stock Ownership Guidelines” below for a summary of these guidelines.

Anti-Hedging and Anti-Pledging Policy

None of our Named Executive Officers has engaged in any hedging transactions with respect to our common stock or pledged any of his or her shares of common stock in us. Additionally, we have a formal anti-hedging and anti-pledging policy that prohibits all of our executive officers and directors, including our Named Executive Officers, from engaging in any hedging transactions or pledging any shares of our common stock.

Compensation Consultant Report and Benchmarking

In connection with the review by the ECC of our executive compensation programs and levels for 2017, the ECC retained compensation consultant SH&P. In July 2016, SH&P prepared a written report for the ECC providing a thorough analysis of our executive compensation programs, including (i) a marketplace review of compensation levels for our then-named executive officers relative to our 12-company peer group, and (ii) SH&P’s recommendations regarding the overall design of our executive compensation program for 2017.

Our peer group, along with other market data, used for benchmarking our executive compensation program for fiscal year 2017 was the same as our peer group for 2016. Our 2017 peer group, which had been developed by SH&P and represented companies with similar businesses and annual revenues and market capitalization comparable to ours, included the following companies:

Brixmor Property Group, Inc.	Federal Realty Investment Trust	Regency Centers Corporation
CBL & Associates Properties, Inc.	Kimco Realty Corp.	Tanger Factory Outlet Centers, Inc.
DDR Corp.	Macerich Co.	Taubman Centers, Inc.
Equity One, Inc.	Pennsylvania Real Estate Investment Trust	Weingarten Realty Investors

The 2017 peer group data presented to the ECC included information regarding base salary, annual cash incentives, total annual compensation and long-term equity and incentive compensation. For each of these categories, SH&P presented information comparing our compensation to the compensation paid by these companies at the 25th, 50th and 75th percentiles for comparable positions.

In 2017, the ECC engaged SH&P for a similar analysis related to our 2018 executive compensation program for our Named Executive Officers, which resulted in a mid-year 2017 base salary adjustment for Ms. Maggio. The ECC also engaged SH&P to benchmark the compensation of our Board relative to the 2017 peer group, and to advise the Company on its long-term equity compensation plan.

2017 Advisory Resolution

At our 2017 annual meeting of stockholders, an advisory resolution approving the compensation paid to our named executive officers for 2016, as disclosed in our proxy statement for the 2017 annual meeting of stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with approximately 89% of the votes cast on the proposal being voted in favor of the proposal to approve such resolution. The ECC has considered the results of this vote and, as a result of the high percentage of votes cast in favor of this proposal, it viewed these results as an indication of stockholders’ overall satisfaction with the manner in which we compensated our named executive officers for 2016. Accordingly, in 2017 the ECC did not implement significant changes to our executive compensation programs as a result of the stockholder advisory vote.

Executive Compensation Process

For more information regarding our processes and procedures for considering and determining the compensation of our executives, including the role of any executive officers, see “Executive Compensation — Executive and Director Compensation Process.”

Summary Compensation Table

The following table sets forth information with respect to all compensation paid or earned for services rendered to us by our Named Executive Officers for the years ended December 31, 2017, 2016 and 2015 presented in accordance with SEC rules.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Steven P. Grimes President and Chief Executive Officer	2017	850,000	—	2,425,010	(3)	1,488,000	15,430	4,778,440
	2016	850,000	—	2,025,000	(4)	1,878,000	2,966	4,755,966
	2015	850,000	—	5,550,000	(5)	2,375,000	2,154	8,777,154

Shane C. Garrison Executive Vice President, Chief Operating Officer and Chief Investment Officer	2017	650,000	—	1,290,009	(3)	741,000	22,005	2,703,014
	2016	590,000	—	1,050,000	(4)	740,000	2,630	2,382,630
	2015	590,000	—	2,560,000	(5)	912,000	2,154	4,064,154

Julie M. Swinehart Executive Vice President, Chief Financial Officer and Treasurer(7)	2017	275,000	—	304,027	(3)(6)	186,000	22,989	788,016
	2016	269,750	—	159,227	(4)	189,000	2,248	620,225

Paula C. Maggio Former Executive Vice President, General Counsel and Secretary(8)	2017	425,000	—	600,012	(3)	399,000	23,158	1,447,170
	2016	261,538	—	600,000	(4)	439,000	263	1,300,801

Heath R. Fear Former Executive Vice President, Chief Financial Officer and Treasurer(9)	2017	379,615	—	—		—	42,142	421,757
	2016	482,500	—	460,000	(4)	581,000	2,533	1,526,033
	2015	160,769	25,912	960,000	(5)	630,088	—	1,776,769

(1)	Amounts reported reflect annual cash incentive awards earned by our Named Executive Officers related to the respective year’s performance, which was paid in February of the following year. Additional information regarding our annual cash incentive awards is described above under “— Compensation Discussion and Analysis.”
(2)	The amounts shown in this column for 2017 include the following:

Name	Company Contribution to Health Savings Account ($)	Executive Wellness Benefit ($)	Health Insurance Premiums ($)	Company Match to 401(k) Plan ($)	Accrued Vacation Payout ($)	Group Disability and Term Life Insurance Premiums(a) ($)	Total ($)
Steven P. Grimes	—	4,325	7,209	2,500	—	1,396	15,430
Shane C. Garrison	—	—	18,109	2,500	—	1,396	22,005
Julie M. Swinehart	1,500	—	17,762	2,500	—	1,227	22,989
Paula C. Maggio	1,500	—	17,762	2,500	—	1,396	23,158
Heath R. Fear	1,500	—	12,980	2,500	24,231	931	42,142
(a)	Amounts shown are the premiums for group disability and life insurance policies.
(3)	Amounts reported in 2017 include the aggregate grant date fair value of performance-based restricted stock units and restricted stock awards granted during the year ended December 31, 2017, each calculated in accordance with FASB ASC Topic 718. The assumptions made when calculating the grant date fair value of the performance-based restricted stock units are found in Note 5 (Equity Compensation Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017. Assuming that maximum performance is achieved under the performance-based restricted stock units granted in 2017, the value at the grant date of these performance-based restricted stock units, calculated as the closing price per share of our common stock on the NYSE on the applicable date of grant multiplied by the number of units granted, would have been as follows: Mr. Grimes — $3,595,328; Mr. Garrison — $1,912,561; Ms. Swinehart— $148,276; and Ms. Maggio — $889,567. The grant date fair value of the restricted stock awards granted during the year ended December 31, 2017 was calculated as the closing price per share of our common stock on the NYSE on the applicable date of grant multiplied by the number of shares granted. The value of awards granted to our Named Executive Officers in 2017 is reflected in the “2017 Grants of Plan-Based Awards” table.
(4)	Amounts reported in 2016 include the aggregate grant date fair value of performance-based restricted stock units and restricted stock awards granted during the year ended December 31, 2016, each calculated in accordance with FASB ASC Topic 718. The assumptions made when calculating the grant date fair value of the performance-based restricted stock units are found in Note 5 (Equity Compensation Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2016. Ms. Swinehart did not receive an award of performance-based restricted stock units in 2016. The grant date fair value of the restricted stock awards granted during the year ended December 31, 2016 was calculated as the closing price per share of our common stock on the NYSE on the applicable date of grant, or the day preceding the grant date, multiplied by the number of shares granted.
(5)	Amounts reported in 2015 include the aggregate grant date fair value of performance-based restricted stock units and restricted stock awards granted during the year ended December 31, 2015, each calculated in accordance with FASB ASC Topic 718. The assumptions made when calculating the grant date fair value of the performance-based restricted stock units are found in Note 5 (Equity Compensation Plans) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015. The grant date fair value of the restricted stock awards granted during the year ended December 31, 2015 was calculated as the closing price per share of our common stock on the NYSE on the applicable date of grant, or the day preceding the grant date, multiplied by the number of shares granted.
(6)	Amount includes a restricted stock award in the amount of $154,006 received by Ms. Swinehart on March 2, 2017 related to 2016 performance under the non-executive compensation program from which she transitioned out in 2017.
(7)	Ms. Swinehart was promoted to Executive Vice President, Chief Financial Officer and Treasurer effective February 6, 2018. Prior to February 6, 2018, Ms. Swinehart served as our Senior Vice President and Chief Accounting Officer.
(8)	Ms. Maggio served as our Executive Vice President, General Counsel and Secretary through March 9, 2018. See “—Potential Payments Upon Termination or Change-in-Control —Departure of Ms. Maggio” for more information regarding Ms. Maggio’s departure.
(9)	On September 20, 2017, Mr. Fear resigned as our Executive Vice President, Chief Financial Officer and Treasurer. In connection with his resignation, Mr. Fear was not entitled to receive any cash severance payments, acceleration of vesting or other severance benefits, and all of his equity awards that were unvested upon his resignation were forfeited.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our Named Executive Officers for the year ended December 31, 2017.

2017 Grants of Plan-Based Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock And Option Awards ($)(3)
Name	Grant Date	Date of Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven P. Grimes			718,750	1,250,000	2,500,000
	1/3/17	7/26/16							39,521	(4)	606,252
	1/3/17	7/26/16				58,594	117,188	234,376	—		1,818,758
Shane C. Garrison			362,700	585,000	1,170,000
	1/3/17	7/26/16							21,024	(4)	322,508
	1/3/17	7/26/16				31,170	62,339	124,678	—		967,501
Julie M. Swinehart			86,800	140,000	280,000
	1/3/17	10/24/16							4,890	(4)	75,013
	3/2/17	3/2/17							10,112	(5)	154,006
	1/3/17	10/24/16				2,417	4,833	9,666	—		75,008
Paula C. Maggio			201,500	325,000	650,000
	1/3/17	7/26/16							9,779	(4)	150,010
	1/3/17	7/26/16				14,498	28,995	57,990	—		450,002
Heath R. Fear			266,600	430,000	860,000
	1/3/17	7/26/16							13,364	(4)	205,004
	1/3/17	7/26/16				19,814	39,627	79,254	—		615,011
(1)	Reflects the possible payouts of annual cash incentive compensation. “Threshold” amounts represent amounts that would be earned at the threshold level, which represents 50% of the target amounts for the portion of annual cash incentive compensation that was based on company goals and 80% of the target amounts for the portion of annual cash incentive compensation that was based on individual goals. The actual amounts that were paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. See also “— Compensation Discussion and Analysis — Incentive Compensation — Annual Cash Incentive Compensation.”
(2)	Reflects performance-based restricted stock units granted during 2017. See “— Compensation Discussion and Analysis — Incentive Compensation — Long-Term Equity Incentive Compensation — Performance-Based Restricted Stock Unit Awards.” The performance-based restricted stock units granted to Mr. Fear during 2017 were unvested at the time of his resignation and, accordingly, were forfeited.
(3)	Amounts disclosed in this column for equity awards are computed in accordance with FASB ASC Topic 718.
(4)	Represents shares of restricted stock granted as incentive compensation for 2017. The shares granted to Messrs. Grimes, Fear and Garrison and Mses. Swinehart and Maggio are subject to vesting in equal installments on each of January 4, 2018, 2019 and 2020, subject to continued employment through such dates. The shares granted to Mr. Fear were unvested at the time of his resignation and, accordingly, were forfeited.
(5)	Represents shares of restricted stock granted for year-end 2016 performance in March 2017. The shares granted to Ms. Swinehart are subject to vesting in equal installments on each of March 1, 2018, 2019 and 2020, subject to continued employment through such dates.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2017 Grants of Plan-Based Awards Table was paid or awarded, are described above under “— Compensation Discussion and Analysis.”

In 2017, we granted restricted stock awards and performance-based restricted stock units to each of our Named Executive Officers pursuant to our 2014 Long-Term Equity Compensation Plan, as described in the 2017 Grants of Plan-Based Awards table. The vesting of each award is subject to acceleration in connection with a change-in-control or certain termination triggering events as described below under “— Potential Payments Upon Termination or Change-in-Control.” Generally, we pay dividends to holders of all shares of restricted stock, whether vested or not, at the same rate per share as dividends per share paid to our common stockholders. In connection with the performance-based restricted stock units, if and when earned, additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid during the performance period on the shares of common stock and restricted stock issued at the end of the performance period divided by the then-current market price of our common stock.

The terms of the retention agreements that we have entered into with certain of our Named Executive Officers are described below under “— Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2017, with respect to our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End 2017
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Steven P. Grimes	190,062	2,554,433	346,230	4,653,331
Shane C. Garrison	85,261	1,145,908	181,103	2,434,024
Julie M. Swinehart	25,255	339,427	4,833	64,956
Paula C. Maggio	16,508	221,868	75,151	1,010,029
Heath R. Fear	—	—	—	—
(1)	For Messrs. Grimes and Garrison and Mses. Swinehart and Maggio includes the following:
	2017 Award(a)	Earned 2015 Performance- Based Restricted Stock Unit Award(b)	2016 CAO Award(c)	2016 Award(d)	2015 CAO Award(e)	2015 Award(f)	2014 CAO Award(g)	2014 Award(h)	2012 Award(i)	TOTAL
Steven P. Grimes	39,521	44,469		26,627		9,167		60,862	9,416	190,062
Shane C. Garrison	21,024	20,213		13,807		4,167		22,597	3,453	85,261
Julie M. Swinehart	4,890		10,112		7,444		2,809			25,255
Paula C. Maggio	9,779			6,729						16,508
(a)	Represents unvested portion of restricted stock awards granted for 2017, with one-third scheduled to vest on each of January 4, 2018, 2019 and 2020, subject to continued employment through such dates.
(b)	Represents unvested restricted stock issued in connection with performance-based restricted stock unit awards granted in 2015 with respect to the performance period beginning on January 1, 2015 and ending on December 31, 2017 (the “2015 Awards”). The 2015 Awards were earned at 76% of target performance based on our relative performance over the three-year performance period and two-thirds of the earned amount was issued in restricted stock that is scheduled to vest on December 31, 2018, subject to continued employment through such date. One-third of the earned amount was issued in common stock and, therefore, is not included in this table. These performance-based restricted stock unit awards provided the ability to earn and receive shares after the end of the three-year performance period based on our total stockholder return over the performance period compared to peers listed in the NAREIT Shopping Center Index.
(c)	Represents unvested portion of restricted stock award granted for 2016, with one-third scheduled to vest on each of March 1, 2018, 2019 and 2020, subject to continued employment through such dates.
(d)	Represents unvested portion of restricted stock awards granted for 2016, with one-fourth having vested on January 4, 2017 and one-fourth scheduled to vest on each of January 4, 2018, 2019 and 2020, subject to continued employment through such dates.
(e)	Represents unvested portion of restricted stock award granted for 2015, with one-third having vested on February 19, 2017 and one-third scheduled to vest on each of February 19, 2018 and 2019, subject to continued employment through such dates.
(f)	Represents unvested portion of restricted stock awards granted for 2015, with one-third having vested on each of January 4, 2016 and 2017 and one-third scheduled to vest on January 4, 2018, subject to continued employment through such date.
(g)	Represents unvested portion of restricted stock award granted for 2014, with one-third having vested on each of February 20, 2016 and 2017 and one-third scheduled to vest on February 20, 2018, subject to continued employment through such date.

(h)	Represents unvested portion of restricted stock awards granted based on the achievement of company goals for 2014, with one-third having vested on each of February 20, 2016 and 2017 and one-third scheduled to vest on February 20, 2018, subject to continued employment through such date.
(i)	Represents unvested portion of restricted stock awards granted for 2012, with 50% having vested on February 21, 2016 and 50% scheduled to vest on February 21, 2018, subject to continued employment through such date.
(2)	Market value is based on a price of $13.44 per share, which was the closing price on the NYSE of our common stock on December 29, 2017.
(3)	Reflects performance-based restricted stock units that were outstanding and for which the performance period had not ended as of December 31, 2017. The number of these performance-based restricted stock units held by each of Messrs. Grimes and Garrison and Mses. Swinehart and Maggio that were outstanding as of December 31, 2017, which equals the target amount that could be earned, is set forth in the table below. In accordance with SEC rules, the number of units set forth in the table above includes (i) the target amount of the 2017 performance-based restricted stock units and (ii) the maximum amount of the 2016 performance-based restricted stock units (i.e., 200% of the target amount).
	2017 Performance-Based Restricted Stock Unit Award(a)	2016 Performance-Based Restricted Stock Unit Award(b)
Steven P. Grimes	117,188	114,521
Shane C. Garrison	62,339	59,382
Julie M. Swinehart	4,833	—
Paula C. Maggio	28,995	23,078
(a)	Represents performance-based restricted stock units granted in 2017 (the “2017 Awards”). Each 2017 Award provides the ability to earn and receive shares of common stock equal to between 50% and 200% of the number of restricted stock units subject to the award after the end of the three-year performance period beginning on January 1, 2017 through December 31, 2019 based on our total stockholder return over the performance period compared to peers listed in the NAREIT Shopping Center Index, with one-third of the amount earned to be issued in shares of common stock and two-thirds to be issued in restricted shares of common stock that will vest one year later, subject to continued employment through such date. Assuming our relative performance for the three-year performance period applicable to the 2017 Awards continues to be the same as we experienced from the beginning of the performance period through December 31, 2017, the 2017 Awards would have been earned at a level between threshold and target performance. In accordance with SEC rules, the 2017 Awards are reflected in the table at target performance.
(b)	Represents performance-based restricted stock units granted in 2016 (the “2016 Awards”). Each 2016 Award provides the ability to earn and receive shares of common stock equal to between 50% and 200% of the number of restricted stock units subject to the award after the end of the three-year performance period beginning on January 1, 2016 through December 31, 2018 based on our total stockholder return over the performance period compared to peers listed in the NAREIT Shopping Center Index, with one-third of the amount earned to be issued in shares of common stock and two-thirds to be issued in restricted shares of common stock that will vest one year later, subject to continued employment through such date. Assuming our relative performance for the three-year performance period applicable to the 2016 Awards continues to be the same as we experienced from the beginning of the performance period through December 31, 2017, the 2016 Awards would have been earned at a level between target and maximum performance. As a result, in accordance with SEC rules, the 2016 Awards are reflected in the table at maximum performance (i.e., 200% of the target amount).

Option Exercises and Stock Vested

The following table sets forth the aggregate number of shares of restricted stock that vested in 2017. The value realized on vesting is the product of (1) the closing price per share of our common stock on the NYSE on the vesting date (or, if there were no reported sales on such date, the most recent previous date on which sales were reported), multiplied by (2) the number of shares vesting.

2017 Option Exercises and Stock Vested
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven P. Grimes	134,677	1,967,633
Shane C. Garrison	54,567	794,632
Julie M. Swinehart	6,531	98,422
Paula C. Maggio	2,243	35,013
Heath R. Fear	14,806	203,524

Potential Payments Upon Termination or Change-in-Control

Equity Plan and Award Agreements

Pursuant to the terms of our 2014 Long-Term Equity Compensation Plan and the applicable award agreements entered into during 2016 and prior thereto, all outstanding unvested shares of restricted stock held by each of our Named Executive Officers will fully vest upon the occurrence of a change-in-control or in the event that our

Named Executive Officer’s employment is terminated by us without cause or as a result of his or her death or disability. In addition, pursuant to the applicable award agreements for restricted stock granted on or after May 2015, all outstanding unvested shares of such restricted stock held by each of our Named Executive Officers will fully vest in the event that our Named Executive Officer’s employment is terminated as a result of his or her retirement. As part of our review of our compensation program design in 2016, we modified our award agreements for the grants of restricted stock made to our Named Executive Officers in 2017 to eliminate acceleration of vesting upon a change-in-control. As a result, acceleration of vesting for these awards will only occur upon termination of employment, as described above, whether before or after a change-in-control.

With respect to the performance-based restricted stock units that we granted to our Named Executive Officers in 2015, 2016 and 2017, pursuant to the terms of the applicable award agreements, in the event of a change-in-control prior to the end of the performance period, we will determine the award earned by the Named Executive Officers based on our relative performance through the day prior to the consummation of the change-in-control, provided that, for awards granted during 2015 and 2016, the amount earned will be prorated based upon the portion of the performance period that elapsed from the first day of such period through the date of the change-in-control. The amount earned will be settled immediately prior to the consummation of the change-in-control in shares of our common stock and restricted stock. The shares of restricted stock (i.e., two-thirds of each award) will remain subject to vesting based on the applicable Named Executive Officer’s continued employment in the same manner as would have applied in the absence of a change-in-control. Additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid during the performance period through the date of the change-in-control on the shares of common stock and restricted stock that are issued divided by the then-current market price of our common stock.

In the event of a qualified termination by us of a Named Executive Officer prior to the end of any applicable performance period for outstanding performance-based restricted stock units, the Named Executive Officer will be entitled to retain his or her units subject to the same performance-based vesting conditions; provided that the number of units earned will be prorated based upon the period in which such Named Executive Officer was employed during the performance period and all of the shares issued upon settlement of the units earned will be issued in common stock. In the event of a qualified termination by us of a Named Executive Officer after the end of the performance period or after or in connection with a change-in-control, any shares of restricted stock earned by such Named Executive Officer pursuant to the applicable award agreement will fully vest. The term qualified termination is defined in the performance-based restricted stock unit award agreements to mean the termination of employment with us as a result of a Named Executive Officer’s death, disability, retirement, termination by us without cause or such Named Executive Officer’s resignation for good reason.

The terms cause, good reason, retirement and change-in-control are specifically defined in the applicable award agreements. For award agreements entered into during 2016 and prior thereto, the term change-in-control is defined in such award agreements to mean (i) any person or group acquiring ownership of more than 50% of our voting stock, (ii) any person or group acquiring 30% or more of our voting stock in any 12-month period, (iii) a change in a majority of the members of the Board during any 12-month period if the new members were not nominated by a majority of the incumbent directors, or (iv) a consummation of any sale, lease, exchange or other transfer of all or substantially all of our assets. For award agreements entered into in 2017, we modified the definition of change-in-control to be consistent with the definition in our retention agreements, as described below under “Retention Agreements.”

Retention Agreements

We have retention agreements with each of Messrs. Grimes and Garrison and we had retention agreements with Ms. Maggio and Mr. Fear. The retention agreements are each for a term of three years beginning on October 31, 2016, with automatic two-year renewals unless written notice of termination is given at least 90 days prior to such date by the Company. Additionally, if a change-in-control occurs or the Company enters into a definitive agreement for a change-in-control during the term, then the term of the agreement will be automatically extended for two years after such date. Generally, under the retention agreements, if the applicable Named Executive Officer is terminated for any reason, he or she will be subject to the following continuing obligations after termination: (i) non-solicitation of our employees for one year and (ii) non-disparagement obligations.

The retention agreements provide for the following payments and benefits to the applicable Named Executive Officer in connection with the termination of his or her employment by us without cause or by such Named

Executive Officer for good reason, provided that such Named Executive Officer enters into a general release of claims for our benefit in connection with such termination:

•	For Mr. Grimes, a cash payment equal to two times (or, if the termination occurs in connection with or within two years after a change-in-control, three times) the sum of (i) Mr. Grimes’ annual base salary at the rate then in effect, without giving effect to any reduction in the base salary rate amounting to good reason and (ii) an amount equal to the greater of (a) Mr. Grimes’ target annual cash bonus opportunity or (b) Mr. Grimes’ annual cash bonus for the most recent completed year for which an annual cash bonus had been determined;
•	For our other applicable Named Executive Officers, a cash payment equal to one and one-half times (or, if the termination occurs in connection with or within two years after a change-in-control, two times) the sum of (i) such Named Executive Officer’s annual base salary at the rate then in effect, without giving effect to any reduction in the base salary rate amounting to good reason and (ii) an amount equal to the greater of (a) such Named Executive Officer’s target annual cash bonus opportunity or (b) such Named Executive Officer’s annual cash bonus for the most recent completed year for which an annual cash bonus had been determined;
•	all unpaid annual bonus amounts earned during the year prior to the year in which the termination occurs and a pro-rata cash bonus, at target, for the year in which the termination occurs;
•	acceleration of vesting of unvested equity awards that are only subject to vesting conditions based on continued employment;
•	retention of outstanding equity awards granted on or after the date the retention agreements were entered into that remain subject to performance-based vesting conditions, with the earning of such awards to be based on achievement of the original performance-based vesting conditions in the same manner as if such termination had not occurred; provided that the portion of each such equity award that is earned will be prorated based on the portion of the performance period that elapsed through the date of termination unless such termination occurred in connection with a change-in-control; and
•	continuation of healthcare benefits, or cash payments equal to the premiums for healthcare benefits, for the period of cash severance earned under the retention agreement.

The retention agreements do not include single-trigger acceleration of vesting of equity awards that are only subject to vesting conditions based on continued employment in connection with a change-in-control. Each retention agreement provides that upon a change-in-control, the achievement of the performance-based vesting conditions of any outstanding equity awards granted on or after the date the retention agreement was entered into that remain subject to such vesting conditions will be measured based on performance through the day prior to the date of the change-in-control and using performance metrics that have been prorated, to the extent applicable, to reflect the shortened performance period. Vesting conditions for these awards that are based on continued employment will continue to apply unless accelerated due to a termination of employment or otherwise.

Each retention agreement also provides that upon a termination as a result of death or disability, the applicable Named Executive Officer’s outstanding unvested equity awards will be treated in the same manner as they would in the event of a termination by us without cause or termination by such Named Executive Officer for good reason.

The terms cause, resignation for good reason and change-in-control are specifically defined in the retention agreements, with the term change-in-control defined to mean (i) any person or group acquiring 30% or more of our voting stock, (ii) a change in a majority of the members of the Board during any 12-month period if the new members were not nominated by a majority of the incumbent directors, (iii) the consummation of a consolidation or merger resulting in the Company’s voting stock representing less than a majority of total voting power immediately after such consolidation or merger, (iv) the consummation of any sale, lease or other transfer of all or substantially all of our assets, or (v) our stockholders approve any plan of liquidation or dissolution.

The following table sets forth potential payments and benefits that would have been provided to our Named Executive Officers upon the occurrence of a change-in-control or certain termination triggering events, assuming such change-in-control or terminating event occurred on December 31, 2017. The closing market price of our common stock on the NYSE on December 29, 2017, the last business day of 2017, was $13.44 per share.

	Involuntary Termination Without Cause/For Good Reason (Non- Change-in- Control) ($)		Involuntary Termination Without Cause/For Good Reason (Change-in- Control) ($)		Death or disability ($)		Change-in- Control (No Termination) ($)
Steven P. Grimes(1)(2)
Cash Severance	6,706,000		9,434,000		—		—
Benefits Continuation(3)	18,377		27,565		—		—
Unvested Restricted Stock(4)	2,554,433		2,554,433		2,554,433		1,425,608
Unvested RSUs	—	(5)	2,500,890	(6)	—	(5)	946,500	(7)
Total	9,278,810		14,516,888		2,554,433		2,372,108
Shane C. Garrison(1)(2)
Cash Severance	2,670,000		3,365,000		—		—
Benefits Continuation(3)	39,558		52,743		—		—
Unvested Restricted Stock(4)	1,145,908		1,145,908		1,145,908		591,683
Unvested RSUs	—	(5)	1,314,088	(6)	—	(5)	497,097	(7)
Total	3,855,466		5,877,739		1,145,908		1,088,780
Julie M. Swinehart(1)
Cash Severance	—		—		—		—
Benefits Continuation	—		—		—		—
Unvested Restricted Stock(4)	339,427		339,427		339,427		—
Unvested RSUs	—		53,167	(6)	—	(5)	19,388	(7)
Total	339,427		392,594		339,427		19,388
Paula C. Maggio(1)(2)
Cash Severance	1,658,500		2,103,000		—		—
Benefits Continuation(3)	36,391		48,521		—		—
Unvested Restricted Stock(4)	221,868		221,868		221,868		90,438
Unvested RSUs	—	(5)	563,154	(6)	—	(5)	212,317	(7)
Total	1,916,759		2,936,543		221,868		302,755
(1)	The amounts described do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:
•	Accrued salary and vacation pay;
•	Distribution of plan balances under our 401(k) plan;
•	Life insurance proceeds in the event of death; and
•	Disability insurance payouts in the event of disability.
(2)	In the event that any payments and benefits to be paid or provided to such Named Executive Officer would be subject to “parachute payment” excise taxes under the Code, such Named Executive Officer’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to such Named Executive Officer.
(3)	Benefits continuation amounts are based on the actual expense for financial reporting purposes for covering an employee under the medical plan elected by such Named Executive Officer at the date of termination for the duration of his or her severance period.
(4)	For all Named Executive Officers, other than Ms. Swinehart, for all awards granted prior to 2017, outstanding shares of restricted stock fully vest upon a change-in-control, a Named Executive Officer’s termination upon death or disability or termination by us without cause. Ms. Swinehart’s awards of restricted stock fully vest as a result of termination upon death or disability or termination by us without cause. In 2017, we modified our form of restricted stock grant agreement for future awards to eliminate single-trigger vesting in the event of a change-in-control. In addition, pursuant to the retention agreements we have or had with each of our Named

Executive Officers, with the exception of Ms. Swinehart, outstanding shares of restricted stock will also fully vest upon a termination by any such Named Executive Officer for good reason. For Messrs. Grimes and Garrison, for the performance-based restricted stock units granted in 2015, which were earned as of December 31, 2017, outstanding shares of restricted stock fully vest upon termination without cause or a resignation for good reason or their termination upon death or disability. As of December 31, 2017, Messrs. Grimes and Garrison and Mses. Swinehart and Maggio held unvested restricted common stock, including unvested restricted common stock earned in connection with performance-based restricted stock units granted in 2015, as follows: Mr. Grimes — 190,062 shares; Mr. Garrison — 85,261 shares; Ms. Swinehart — 25,255; and Ms. Maggio — 16,508. For purposes of the table above, the value of the equity awards that vest are based on the value of unvested awards set forth in the “Outstanding Equity Awards at Fiscal Year-End 2017” table.

(5)	Does not include any amounts because the performance-based restricted stock units will remain subject to the achievement of performance-based vesting conditions through the end of the performance periods. Any amounts earned would be prorated to reflect the length of service by the Named Executive Officer during the relevant performance period.
(6)	Represents (i) the number of performance-based restricted stock units granted in 2016 that would have vested after prorating the number of performance-based restricted stock units based on the length of service by the Named Executive Officer during the relevant performance period, multiplied by $13.44, which was the closing price of our common stock on the NYSE on December 29, 2017, plus (ii) the number of performance-based restricted stock units granted in 2017 that would have vested, multiplied by $13.44, which was the closing price of our common stock on the NYSE on December 29, 2017, plus (iii) the value of the shares of common stock that would have been issued to pay the accumulated value of dividends that would have been paid during the performance period on the shares earned.
(7)	Represents (i) the number of performance-based restricted stock units granted in 2016 that would have vested after prorating the number of performance-based restricted stock units based on the truncated performance period, multiplied by $13.44, which was the closing price of our common stock on the NYSE on December 29, 2017, plus (ii) the number of performance-based restricted stock units granted in 2017 that would have vested, multiplied by $13.44, which was the closing price of our common stock on the NYSE on December 29, 2017, plus (iii) the value of the shares of common stock that would have been issued to pay the accumulated value of dividends that would have been paid during the performance period on the shares earned. Does not include the portion of the performance-based restricted stock units granted in 2016 and 2017, which represents two-thirds of each award, that would have vested but for the fact that such units remain subject to continued employment requirements through the end of the original performance period in order to vest.

None of the Named Executive Officers were eligible for retirement, as defined in the applicable award agreements, as of December 31, 2017. Retirement is defined to mean resignation from the employment with us on or after the date that (i) the Named Executive Officer is at least 50 years old and the sum of his or her age and his or her years of employment with us is 70 or greater; (ii) the Named Executive Officer provides written notice to us at least 90 days prior to the anticipated resignation date; and (iii) the Named Executive Officer continues to work for us through the anticipated resignation date. If the Named Executive Officers had been eligible for retirement and had retired as of December 31, 2017, each Named Executive Officer would have been entitled to accelerated vesting of the restricted stock awards granted in 2015 and thereafter, other than Ms. Swinehart who would have been entitled to accelerated vesting of the restricted stock awards granted in 2017 only, and as of December 31, 2017, based on the $13.44 closing price of our common stock on the NYSE on December 29, 2017, the Named Executive Officers would have received the following amounts: Mr. Grimes — $2,427,882; Mr. Garrison — $1,099,500; Ms. Swinehart — $65,722; and Ms. Maggio — $221,868. Ms. Swinehart’s restricted stock award agreements prior to 2017, including the agreement governing her March 2, 2017 restricted stock award for 2016 performance under the non-executive compensation plan, did not provide for accelerated vesting upon retirement.

Departure of Ms. Maggio

On March 9, 2018, Ms. Maggio was terminated as our Executive Vice President, General Counsel and Secretary. Ms. Maggio’s termination did not result from any disagreement relating to the Company’s operations, policies or practices and was without cause pursuant to the Company’s existing retention agreement with Ms. Maggio. Accordingly, Ms. Maggio will be entitled to receive cash payments totaling approximately $1.3 million, acceleration of vesting with respect to 22,719 shares of unvested restricted stock of the Company, the ability to retain a prorated portion of her outstanding performance-based restricted stock units, which will remain subject to existing performance-based vesting hurdles, and up to 18 months of healthcare benefit continuation payments, in each case, subject to the effectiveness of a customary release of claims.

Pay Ratio Disclosure Rule

Pursuant to a mandate of the “Dodd-Frank Wall Street Reform and Consumer Protection Act”, the SEC adopted a rule requiring annual disclosure of the ratio of a company’s median employee’s total annual compensation to the total annual compensation of a company’s principal executive officer (“PEO”). Our PEO is Mr. Grimes, our President and Chief Executive Officer.

For 2017, the total annual compensation of our median employee was $97,033, which was calculated in the same manner as our PEO’s total annual compensation of $4,778,440, as shown in the Summary Compensation Table above, resulting in a ratio of 49:1. The median employee was identified using total annual compensation related to fiscal year 2017, which included base salary, cash incentive compensation and overtime, as of December 29, 2017, the last payroll date for 2017, but excluded long-term equity incentives as such compensation is not broadly granted throughout the Company. The total annual compensation of all employees, other than Mr. Grimes, who were employed by us as of December 29, 2017 (whether such employees were employed on a full-time, part-time or seasonal basis) was then ranked to determine the median employee.

Compensation Risks

The ECC monitors our compensation policies and practices for our employees to determine whether they encourage unnecessary or excessive risk-taking. Due to the greater emphasis placed on incentive compensation at higher levels of the organization, and the fact that these individuals are more likely to make decisions that impact corporate performance and could have a material adverse effect on us, the ECC primarily focuses on our executive compensation policies and practices. We believe that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on us primarily because of the following reasons:

•	there are downside risks associated with pursuing poor business strategies or strategic alternatives, including failure to meet goals under our incentive compensation program and decline in value of shares of restricted stock and performance-based restricted stock units previously granted under our incentive compensation program that are subject to various vesting requirements;
•	our executive compensation program has a significant focus on long-term equity compensation;
•	the goals for our incentive compensation program are aligned with long-term performance metrics, reflect a balanced mix of individual and company goals aligned with our strategic objectives, are both quantitative and qualitative and provide a comprehensive framework for assessing performance;
•	short-term or annual incentive compensation opportunities are capped and therefore do not incentivize employees to maximize short-term performance at the expense of long-term performance;
•	our compensation levels and opportunities are in keeping with appropriate competitive practice; and
•	our executives and directors are expected to maintain an ownership interest in us, which creates an alignment of their interests with those of our stockholders.

Executive and Director Compensation Process

Overall, the ECC is responsible for determining and approving the compensation of all of our executive officers; provided that all equity awards to be granted are also subject to the approval of the Board. The Board is responsible for approving the compensation of our non-employee directors; provided that the ECC may make recommendations to the Board with respect to non-employee director compensation.

The ECC typically meets several times each year in connection with the consideration and determination of executive compensation. Historically, most actions of the ECC have occurred at regular meetings scheduled well in advance by the ECC; however, the ECC may hold special meetings or take actions by written consent as they deem appropriate. Specific meeting agendas are prepared by the chair of the ECC and our Chief Executive Officer, although they reflect the direction of the full ECC. Matters to be acted on by written consent may relate to matters that have been previously discussed and/or are summarized by our Chief Executive Officer, a consultant engaged by the ECC or other advisor to us or the ECC.

For 2017, our Chief Executive Officer made recommendations to the ECC regarding base salaries and the target amounts, structure and goals for our incentive compensation program, provided detailed information to the ECC regarding the performance of our other Named Executive Officers during 2017 and made recommendations regarding payouts under our incentive compensation program. In addition, our Chief Executive Officer provided the ECC with the financial and other information necessary to determine whether the company goals and each Named Executive Officer’s individual goals with respect to annual cash incentive awards had been achieved.

As noted above in “Compensation Discussion and Analysis,” the ECC engaged SH&P to assist them in conducting a comprehensive review of our executive compensation programs and levels. In July 2016, SH&P prepared a written report providing a thorough analysis of our executive compensation programs related to

2017 compensation, including (i) a marketplace review of compensation levels for our Named Executive Officers relative to our 2017 peer group, (ii) a review of our short-term and long-term incentive plans and SH&P’s analysis of program designs at our 2017 peer group, and (iii) SH&P’s recommendations regarding the form and amount of executive compensation for 2017. This report and the ECC’s consultations with SH&P primarily related to and were used for purposes of structuring 2017 executive compensation. In 2017, the ECC also engaged SH&P to provide a marketplace review of compensation levels for 2018 for our Named Executive Officers relative to our 2017 peer group, to analyze the incentive compensation designs at our 2017 peer group and to review our 2014 Long-Term Equity Compensation Plan. The ECC retained direct responsibility for the appointment, compensation and oversight of the work of SH&P and instructed SH&P to report directly to the ECC. We have concluded that the work of SH&P did not raise any conflict of interest.

The ECC and, with respect to equity awards, the independent members of the Board ultimately made all determinations regarding compensation payable to our Named Executive Officers.

The Board and the ECC review our director compensation on an annual basis. The Board is responsible for approving the compensation of our non-employee directors; provided that the ECC may make recommendations to the Board with respect to non-employee director compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the ECC in making recommendations regarding director compensation. In 2016, the ECC engaged SH&P to perform a comprehensive review of our director compensation and make recommendations for our future director compensation; the results of this review and recommendations were used in determining director compensation for 2017.

Director and Officer Stock Ownership Guidelines

The Board believes it is important to align the interests of the directors, our Chief Executive Officer and our other Named Executive Officers with those of our stockholders and for the directors, our Chief Executive Officer and our other Named Executive Officers to hold equity ownership positions in us. Accordingly, we have established stock ownership guidelines pursuant to which each of the following persons is expected to own an aggregate number of shares of common stock, restricted stock or phantom shares in us, whether vested or not, with the following aggregate market values:

Position	Equity Ownership Guideline
Non-employee director	$375,000
Chief Executive Officer	5x annual base salary
Other Named Executive Officers	3x annual base salary

Our non-employee directors, Chief Executive Officer and other Named Executive Officers are expected to gain compliance with these ownership guidelines by the later of (1) the end of the fifth full fiscal year following the year in which he or she was initially elected as a director or appointed as a director, the Chief Executive Officer or other Named Executive Officer or (2) December 31, 2017. Thereafter, compliance with these ownership guidelines will be measured at the end of each fiscal year. As of December 31, 2017, all of the directors, the Chief Executive Officer and the other Named Executive Officers subject to the stock ownership guidelines either met the requirements or were within the permitted five-year period to satisfy the ownership requirements.

For purposes of these ownership guidelines, the value of shares of common stock, restricted stock and phantom shares shall be the greater of the market price of an equivalent number of shares of our common stock (1) on the date of purchase or grant of such shares or (2) as of the date compliance with these ownership guidelines is measured.

Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in us shall be exempt from this requirement. For directors who are employed by or otherwise are affiliated with a stockholder of us, the shares owned by the affiliated entity are attributed to the director for purposes of these ownership guidelines. Our NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

Executive Compensation Committee Report

The ECC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the ECC recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Executive Compensation Committee

Bonnie S. Biumi (Chair)
Frank A. Catalano, Jr.
Gerald M. Gorski
Richard P. Imperiale
Peter L. Lynch
Thomas J. Sargeant

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2017 regarding: (i) the number of shares of our common stock to be issued upon the exercise of outstanding options, warrants and rights, (ii) the weighted average exercise price of such options, warrants and rights, and (iii) the number of shares of our common stock remaining available for future issuance under our equity compensation plans other than outstanding options, warrants and rights.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in Column)(a)
	(a)		(b)	(c)
Equity Compensation Plans Approved by Stockholders	1,147,242	(1)(2)	$18.85 (3)	1,634,790 (4)
Equity Compensation Plans not Approved by Stockholders	N/A		N/A	N/A
(1)	Includes (i) 1,109,242 shares of common stock issuable pursuant to performance-based restricted stock units outstanding as of December 31, 2017 at the maximum level of performance and (ii) 38,000 shares of common stock issuable upon the exercise of outstanding options (all of which are vested and exercisable).
(2)	Excludes shares of common stock issuable to pay accrued dividend equivalents on earned performance-based restricted stock units.
(3)	Because there is no exercise price associated with the performance-based restricted stock units, such units are not included in the weighted average exercise price calculation.
(4)	Represents shares of common stock remaining available for issuance under our 2014 Long-Term Equity Compensation Plan.

The table above excludes 495,764 shares of restricted stock that the Company had outstanding as of December 31, 2017.

As of March 20, 2018, there were 219,495,346 shares of common stock outstanding. As of March 20, 2018, the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights for which we have reserved shares under our 2014 Long-Tern Equity Compensation Plan or prior equity compensation plans is equal to 1,447,328, which includes (i) 38,000 shares of common stock issuable upon the exercise of outstanding options (all of which are vested and exercisable) and (ii) 1,409,328 shares of common stock issuable under outstanding performance-based restricted stock units if maximum performance is achieved (none of which are vested). As of March 20, 2018, the weighted average exercise price of the outstanding options is $18.85 and the weighted average remaining term of the outstanding options is 2.16 years. In addition, an aggregate of 567,369 unvested restricted shares of common stock were outstanding as of March 20, 2018. Other than the foregoing, no other awards under the 2014 Long-Term Equity Compensation Plan or any of our prior equity compensation plans were outstanding as of March 20, 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. This policy is in addition to, and not a substitute of, any other policy of the Company relating to approval of conflict of interest transactions.

During 2017, Mr. Jason Garrison, the brother of Mr. Shane Garrison, our Executive Vice President, Chief Operating Officer and Chief Investment Officer, a Named Executive Officer, was employed by the Company in the capacity of Assistant Vice President, Operations. For 2017, Mr. Jason Garrison’s total compensation earned was $126,764. This transaction was approved in accordance with our Related Person Transaction Approval and Disclosure Policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 20, 2018 regarding the number and percentage of shares beneficially owned by: (i) each director and nominee; (ii) each Named Executive Officer (other than Mr. Fear); (iii) all directors and executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock. Information regarding Mr. Fear is not included in the following table as Mr. Fear was not serving as an executive officer as of December 31, 2017 and information regarding his beneficial ownership as of March 20, 2018 was not available to the Company. Percentages in the following table are based on 219,495,346 shares of common stock outstanding, which was the amount of shares outstanding as of March 20, 2018, plus for each person, the number of shares that person has the right to acquire within 60 days after such date.

	Total Common Stock
Name and Address of Beneficial Owners(1)	Number of Shares(2)	Percent of Class
Directors, Director Nominees and Named Executive Officers
Gerald M. Gorski(3)	52,507	*
Bonnie S. Biumi	24,529	*
Frank A. Catalano, Jr.(4)	50,851	*
Paul R. Gauvreau(4)	88,114	*
Robert G. Gifford	14,245	*
Richard P. Imperiale(4)	59,422	*
Peter L. Lynch	28,030	*
Thomas J. Sargeant	50,812	*
Steven P. Grimes	443,768	*
Shane C. Garrison	219,793	*
Julie M. Swinehart	41,087	*
Paula C. Maggio	27,577	*
All directors and executive officers as a group (11 persons)(5)	1,073,158	*
5% Holders
The Vanguard Group, Inc.(6)	36,340,867	16.56%
Blackrock, Inc.(7)	16,408,291	7.48%
Vanguard Specialized Funds — Vanguard REIT Index Fund(8)	15,547,368	7.08%
*	Less than 1% of the total shares of common stock outstanding.
(1)	The address of each of the persons listed below is 2021 Spring Road, Suite 200, Oak Brook, IL 60523.
(2)	Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.
(3)	Includes 8,000 shares of common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.
(4)	Includes 10,000 shares of common stock issuable upon the exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.
(5)	Includes all current directors and executive officers of the Company. Excludes Ms. Maggio, who is not currently serving as an executive officer.
(6)	Information regarding The Vanguard Group, Inc. (Vanguard) is based on a Schedule 13G/A filed by Vanguard with the SEC on February 12, 2018. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard has sole voting power with respect to 382,552 shares of common stock, shared voting power with respect to 306,622 shares of common stock, sole dispositive power with respect to 35,933,273 shares of common stock and shared dispositive power with respect to 407,594 shares of common stock. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on March 20, 2018.
(7)	Information regarding BlackRock, Inc. (BlackRock) is based on a Schedule 13G/A filed by BlackRock with the SEC on January 23, 2018. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 15,468,848 shares of common stock, sole dispositive power with respect to 16,408,291 shares of common stock and shared voting and/or dispositive power with respect to none of such shares. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on March 20, 2018.

(8)	Information regarding Vanguard Specialized Funds-Vanguard REIT Index Fund (Vanguard Specialized) is based on a Schedule 13G/A filed by Vanguard Specialized with the SEC on February 2, 2018. Vanguard Specialized’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard Specialized has sole voting power with respect to all such shares of common stock and sole dispositive power with respect to none of such shares of common stock. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on March 20, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were timely satisfied.

PROPOSAL 2 — ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement an advisory resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years.

At our 2017 annual meeting of stockholders, we asked our stockholders to select the frequency with which to hold future advisory votes on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal selected an annual vote. Accordingly, we currently intend to conduct an annual stockholder advisory vote on executive compensation in accordance with the stockholders’ vote on the frequency of executive compensation until the next required advisory vote on the frequency of holding the non-binding, advisory vote on executive compensation, which will occur at the Annual Meeting.

Therefore, we ask stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement for the 2018 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, be, and it hereby is, APPROVED.

The Board recommends a vote FOR this resolution.

We urge stockholders to read the section of this proxy statement captioned “Executive Compensation,” including the Compensation Discussion and Analysis, related compensation tables and narrative discussions contained therein, which provide detailed information on the Company’s compensation policies and practices and the compensation of our Named Executive Officers.

The advisory resolution is non-binding on the Board; however, the Board and the ECC will review and consider the voting results when evaluating the executive compensation program for 2018 and future years.

Vote Required

The affirmative vote of a majority of the votes cast is required to approve the advisory resolution on executive compensation. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 3 — APPROVAL OF THE RETAIL PROPERTIES OF AMERICA, INC. AMENDED AND RESTATED 2014 LONG-TERM EQUITY COMPENSATION PLAN

Introduction

On March 19, 2018, the Board, upon the recommendation of the ECC, approved an amendment and restatement of the Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan (the “2014 Plan”) to increase the aggregate number of shares of common stock available for issuance under the 2014 Plan by 5,500,000 shares and make certain other amendments. At the Annual Meeting, the stockholders are being asked to vote on this proposal to approve the adoption of the Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan (the “Amended 2014 Plan”). In the event that the Amended 2014 Plan is not approved by stockholders, the 2014 Plan will continue in effect without the amendments described below.

We believe that equity-based incentive compensation is an important tool that helps us attract, retain and reward experienced, highly-motivated employees who effectively lead and contribute to our long-term growth and profitability, as well as further aligns employees’ interests with those of our stockholders. Adopting the Amended 2014 Plan is necessary in order to ensure that we will have sufficient authority and flexibility to adequately use future equity-based incentive awards as compensation tools to motivate the Company’s workforce. The following highlights key reasons why we believe stockholders should approve the Amended 2014 Plan:

Reasonable Plan Cost

•	Permits continued alignment of interests through use of equity compensation — only 1,076,209 shares of common stock are available for issuance of new awards under the 2014 Plan as of March 20, 2018;
•	Reasonable number of additional shares of common stock requested — 5,500,000 additional shares; and
•	Awards would not have a substantially dilutive effect (additional shares equal approximately 2.5% of total outstanding shares of common stock and, together with shares remaining available under the 2014 Plan as of March 20, 2018, equal approximately 3.0% of total outstanding shares of common stock).

Responsible Grant Practices

•	Three-year average burn rate of 0.87% — well below ISS industry standard of 2.82%;
•	All equity awards granted to our Chief Executive Officer and other Named Executive Officers vest ratably over at least three years;
•	75% of our Chief Executive Officer’s equity compensation (and between 50% and 75% of our other Named Executive Officers’ equity compensation) consists of performance-based restricted stock units earned based on our relative total stockholder return compared to that of peer companies over a three-year period;
•	No single-trigger acceleration of vesting for awards granted in 2017 or thereafter;
•	Clawback policy applies to equity awards; and
•	Robust stock ownership guidelines.

Stockholder-Friendly Plan Features

•	No repricing is permitted without stockholder approval;
•	No cash buyback of underwater stock options or stock appreciation rights is permitted without prior stockholder approval;
•	Stockholder approval is required to increase the number of shares available (i.e., no “evergreen” feature);
•	No dividends or distributions are permitted to be paid on unearned performance-based awards; and
•	No acceleration of vesting of equity awards in connection with a change-in-control without consummation of such change-in-control (i.e., no liberal change of control definition).

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDED 2014 PLAN.

Shares Available for Issuance

The Amended 2014 Plan increases the 1,076,209 shares of common stock remaining available for issuance of new awards under the 2014 Plan, as of March 20, 2018, the record date for the Annual Meeting, by 5,500,000 shares.

As of March 20, 2018, there were 219,495,346 shares of common stock outstanding. As of March 20, 2018, the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights for which we have reserved shares under our 2014 Plan or prior equity compensation plans is equal to 1,447,328, which includes (i) 38,000 shares of common stock issuable upon the exercise of outstanding options (all of which are vested and exercisable) and (ii) 1,409,328 shares of common stock issuable under outstanding performance-based restricted stock units if maximum performance is achieved (none of which are vested). As of March 20, 2018, the weighted average exercise price of the outstanding options is $18.85 and the weighted average remaining term of the outstanding options is 2.16 years. In addition, an aggregate of 567,369 unvested restricted shares of common stock were outstanding as of March 20, 2018. Other than the foregoing, no other awards under the 2014 Plan or any of our prior equity compensation plans were outstanding as of March 20, 2018.

Burn Rate

The following table sets forth information regarding historical awards granted during 2017, 2016 and 2015 and the corresponding burn rate, which is defined as the number of shares subject to stock or unit awards granted in a year divided by the weighted average number of shares of common stock outstanding for that year, for each of the last three fiscal years:

	2017	2016	2015
Full-Value Shares and Units Granted(1) (A)	538,000	520,000	981,000
Full-Value Award Multiplier(2) (B)	3.00	3.00	3.00
Total (AxB)	1,614,000	1,560,000	2,943,000
Weighted average basic common shares outstanding during the fiscal year (C)	230,747,000	236,651,000	236,380,000
Annual Burn Rate ((AxB)/C)	0.70%	0.66%	1.25%
Three-Year Average Burn Rate(3)		0.87%

Note: The Company did not grant any stock options to participants in the past three years.

(1)	Represents the sum of the number of (i) shares of restricted stock granted during the year and (ii) performance-based restricted stock units granted during the year, reflected at the target amount that could be earned.
(2)	In accordance with corporate governance policy updates published by ISS, “Total” represents the sum of the Full-Value Shares and Units Granted, subject to a multiplier to be determined by ISS based on our recent historical stock price volatility. Based on our recent historical stock price volatility, we have utilized a full-value award multiplier of 3 for purposes of calculating the 2015 through 2017 average burn rate.
(3)	As illustrated in the table above, our three-year average burn rate for the 2015 through 2017 period was 0.87%, which is below the ISS industry category burn rate threshold of 2.82%.

Summary of Material Amendments

The following is a brief summary of the material amendments that are included in the Amended 2014 Plan:

•	The maximum number of shares available under the Amended 2014 Plan will be increased by 5,500,000 shares of common stock. Based solely on the closing price of our common stock as reported on the NYSE on March 20, 2018, the maximum aggregate market value of the additional shares of common stock that could potentially be issued under the Amended 2014 Plan is $63,250,000.
•	The term of the Amended 2014 Plan will be extended from its current expiration date until May 24, 2028, which is ten years from the date of the Annual Meeting.
•	Provisions of the 2014 Plan that were included to enable certain equity awards to qualify as “performance-based compensation” under Section 162(m) of the Code were removed, as the recently-enacted “Tax Cuts and Jobs Act” removed the exemption for performance-based compensation under Section 162(m) for future awards.

Summary of Terms of the Amended 2014 Plan

The following description of certain features of the Amended 2014 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Amended 2014 Plan, which is attached hereto as Appendix A.

Available Shares. The maximum number of shares of common stock to be issued under the Amended 2014 Plan is 5,500,000 shares, plus the number of shares that remain available under the 2014 Plan prior to the effectiveness of the Amended 2014 Plan, plus the shares underlying awards granted under the 2014 Plan, the Retail Properties of America, Inc. 2008 Long-Term Equity Compensation Plan and the Third Amended and Restated Retail Properties of America, Inc. Independent Director Stock Option and Incentive Plan that are forfeited, canceled or otherwise terminated after such date. The shares we issue under the Amended 2014 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of stock or are otherwise terminated (other than by exercise) under the Amended 2014 Plan will be added back to the shares of common stock available for issuance under the Amended 2014 Plan. The number and type of shares that can be issued under the Amended 2014 Plan may be adjusted if we are the surviving entity after a reorganization or merger or if our stock splits or is consolidated or we are recapitalized. If this occurs, the exercise price of the options granted prior to the adjustment will be correspondingly adjusted.

Plan Administration. The Amended 2014 Plan will be administered by either the Board or the ECC as administrator (the “Administrator”). Under the Amended 2014 Plan, the Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended 2014 Plan. The Administrator may delegate to our Chief Executive Officer or other officer of the Company the authority to grant certain awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Eligibility. Persons eligible to participate in the Amended 2014 Plan will be those full or part-time officers, employees, non-employee directors, consultants and advisors of the Company and its subsidiaries as selected from time to time by the Administrator in its discretion. As of the date of this proxy statement, approximately 221 individuals are currently eligible to participate in the Amended 2014 Plan, which includes 48 officers, 165 employees who are not officers, and eight non-employee directors.

Stock Options. The Amended 2014 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Amended 2014 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to independent directors, consultants and advisors. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the closing sale price of the shares of common stock on the NYSE on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the Amended 2014 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and are not subject to restrictions. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Administrator may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Administrator may award stock appreciation rights subject to such conditions and restrictions as the Administrator may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price may not be less than the fair market value of the common stock on the date of grant. The maximum term of a stock appreciation right is ten years. The exercise price of a stock appreciation right may not be reduced after the date of the grant, other than to appropriately reflect changes in our capital structure.

Restricted Stock. The Administrator may award shares of common stock to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of performance goals and/or continued employment with the Company through a specified vesting period. Cash dividends on shares of restricted stock that remain subject to the attainment of performance-based vesting must be retained by, or repaid by the grantee to, the Company; provided that, an amount equal to such cash dividends retained or repaid by the grantee may be paid to the grantee if performance-based vesting occurs.

Restricted Stock Units. The Administrator may award restricted stock units to any participant. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of performance goals and/or continued employment with the Company through a specified vesting period. In the Administrator’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Administrator and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The Administrator may also grant shares of common stock that are free from any restrictions under the Amended 2014 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. However, dividend equivalent rights may not be granted with respect to stock options or stock appreciation rights. Dividend equivalent rights granted as a component of another award subject to performance-based vesting may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Sale Event Provisions. The Amended 2014 Plan provides that upon the effectiveness of a “sale event” as defined in the Amended 2014 Plan, the parties to the sale event may agree that awards granted under the Amended 2014 Plan will be assumed or continued by the successor entity. If the awards are not assumed, then all outstanding awards will terminate upon the effective time of the sale event. In such case, except as otherwise provided by the Administrator in the award agreement or in any other written agreement between the Company and a participant, all stock options and stock appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other awards with time-based conditions will automatically be deemed waived. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Administrator’s discretion or as provided in the award agreement or any other written agreement between the Company and the participant.

In addition to or in lieu of the treatment described above, the Administrator may (1) upon written notice to affected participants, provide that one or more stock options or stock appreciation rights then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such stock options and stock appreciation rights shall terminate or (2) provide that one or more stock options and stock appreciation rights then outstanding shall be terminated, in whole or in part, in exchange for a cash payment equal to the excess of the fair market value (as determined by the Administrator in its sole discretion) of the shares subject to such option or stock appreciation right over the exercise price thereof.

Adjustments for Stock Dividends, Stock Splits, Etc. The Amended 2014 Plan requires the Administrator to make appropriate adjustments to the number of shares of common stock that are subject to the Amended 2014 Plan, to certain limits in the Amended 2014 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the Amended 2014 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Administrator, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to the exercise or vesting of an award a number of shares with an aggregate fair market value that would satisfy the minimum withholding amount; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid adverse accounting treatment or as determined by the Administrator. The Administrator may also require that awards be subject to mandatory share withholding up to the required withholding amount.

Amendments and Termination. The Board may at any time amend or discontinue the Amended 2014 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. The Board, in its discretion, may determine to make any amendments to the Amended 2014 Plan subject to approval by our stockholders for purposes of complying with applicable stock exchange requirements and ensuring the qualified status of incentive options. In no event may the Administrator reduce the exercise price of outstanding stock options or stock appreciation rights or effect the repricing of stock options or stock appreciation rights through cancellation and re-grants or cancellation in exchange for cash, other awards or stock options or stock appreciation rights with a lower exercise price. Except as may otherwise be provided by the Administrator in the award certificate or as required to comply with applicable law, no amendment to the Amended 2014 Plan adopted following the grant of such award shall be deemed to alter the terms and conditions set forth therein.

Effective Date of Amended 2014 Plan. The Board adopted the Amended 2014 Plan on March 19, 2018, and the Amended 2014 Plan becomes effective on the date it is approved by stockholders. Unless sooner terminated, the Amended 2014 Plan will terminate on May 24, 2028 and no award may be granted under the Amended 2014 Plan on and after such date. If the Amended 2014 Plan is not approved by stockholders, the 2014 Plan as currently in effect will continue until it expires, and awards may be granted thereunder, in accordance with its terms.

New Plan Benefits

Because the grant of awards under the Amended 2014 Plan is within the discretion of the Administrator, we cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the Amended 2014 Plan.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the Amended 2014 Plan. It does not describe all federal tax consequences under the Amended 2014 Plan, nor does it describe state or local tax consequences.

Incentive Options.  No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) the Company will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.  No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and the Company receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security and Medicare taxes on the excess of the fair market value over the exercise price of the option.

Other Awards.  The Company generally will be entitled to a tax deduction in connection with an award under the Amended 2014 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants are typically subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments.  The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change-in-control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Vote Required

The affirmative vote of a majority of the votes cast is required for the approval of the Amended 2014 Plan. In addition, the rules of the NYSE require that votes for the proposal must be at least a majority of all of the votes cast on the proposal (including votes for and against and abstentions). The NYSE treats abstentions as votes cast, but does not treat broker non-votes as votes cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDED 2014 PLAN.

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for the calendar year 2018. Deloitte has audited our financial statements since 2009. The Board recommends that the stockholders ratify the Company’s selection of Deloitte as our independent registered public accounting firm. Although ratification by stockholders is not required by law or by our bylaws, the Board believes that the submission of its selection to stockholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors. One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the fees for professional audit services rendered for the audits of our annual financial statements by Deloitte and fees for other services rendered by them:

	2017	2016
Audit Fees(1)	$1,330,521	$1,338,366
Audit-Related Fees	—	—
All Other Fees(2)	—	81,663
Tax Fees(3)	175,465	171,010
Total Fees	$1,505,986	$1,591,039
(1)	Audit fees include the (i) financial statement audit, (ii) audit of internal controls over financial reporting and (iii) issuance of independent registered public accounting firm consents and comfort letters.
(2)	All other fees in 2016 include services related to our enterprise risk management framework.
(3)	Tax fees primarily consist of fees for the review of federal and state income tax returns.

The Audit Committee reviews and approves in advance the terms of and compensation for both audit and non-audit services. As stated in our Audit Committee charter, the Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the PCAOB to be provided to the Company by its independent auditors). The pre-approval requirement may be waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve all auditing services and the terms thereof and all non-audit services may be delegated to one or more members of the Audit Committee, provided all decisions to pre-approve an activity are required to be presented to the full Audit Committee at its first meeting following such decision.

The Audit Committee pre-approved 100% of the fees described above and none of the services described above were approved pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X, which relates to circumstances where the Audit Committee pre-approval requirement is waived.

Vote Required

The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

MISCELLANEOUS AND OTHER MATTERS

Stockholder Proposals for the 2019 Annual Meeting

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for its 2019 annual meeting of stockholders must be received by the Company on or before December 7, 2018 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523, Attn: Secretary.

In order for stockholder proposals to be properly brought before our 2019 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the proxy statement and form of proxy for its 2019 annual meeting, the stockholder must give timely notice thereof in writing to our Secretary not earlier than November 7, 2018 nor later than December 7, 2018, unless the Company’s 2019 annual meeting of stockholders is scheduled to take place before April 24, 2019 or after June 23, 2019. A stockholder’s notice will be timely if it sets forth all information under Section 12 of our bylaws and is received in writing at the Company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m. Eastern time on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern time on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Other Matters

As of the date of this proxy statement, the above are the only matters we are aware of that are to be acted upon at the Annual Meeting. If any other matter should come before the Annual Meeting, the persons appointed by your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion.

By the order of the Board of Directors,
Oak Brook, Illinois	/s/ Ann M. Sharp
Ann M. Sharp
April 6, 2018	Secretary

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF YOUR PROXY, INCLUDING THOSE AUTHORIZED VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. WE ENCOURAGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, OR AUTHORIZE YOUR PROXY VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, BEFORE THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE MEETING.

APPENDIX A

RETAIL PROPERTIES OF AMERICA, INC. AMENDED AND RESTATED 2014 LONG-TERM EQUITY COMPENSATION PLAN

SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors, consultants and advisors of Retail Properties of America, Inc. (the “Company”) and the Company’s Subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses, to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Administrator” means either the Board or the Committee.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company as constituted from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Executive Compensation Committee of the Board as constituted from time to time.

“Company” means Retail Properties of America, Inc., a Maryland corporation, and any successor thereto.

“Dividend Equivalent Right” means Awards granted pursuant to Section 10.

“Effective Date” means the date in 2018 on which the Plan is approved by stockholders as set forth in Section 18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” on any given date means the closing sale price at which Stock is traded on such date or, if no Stock is traded on such date, the next preceding date on which Stock was traded, as reflected on the principal stock exchange on which the Stock is traded or admitted to trading.

“Incentive Stock Option” means any Stock Option that qualifies as and is designated in writing in the related Option agreement as constituting an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Participant” means an individual who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Restricted Stock Unit” means Awards granted pursuant to Section 8.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Company’s Class A Common Stock, par value $0.001 per share, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means Awards granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50 percent or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

“Unrestricted Stock Award” means Awards granted pursuant to Section 9.

SECTION 2.	ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT PARTICIPANTS AND DETERMINE AWARDS

(a)   Committee. The Plan shall be administered by either the Board or the Committee (in either case, the Administrator), provided that the amount, timing and terms of grants of Awards to Non-Employee Directors shall be determined by the Board.

(b)   Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)   to select the individuals to whom Awards may from time to time be granted;

(ii)   to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more Participants;

(iii)   to determine the number of shares of Stock to be covered by any Award;

(iv)   to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and Participants, and to approve the form of Award Certificates; provided, however, that except as otherwise provided in Section 3(b) or 3(c), without prior approval of the Company’s stockholders, the Administrator is not permitted to reduce the exercise price of Stock Options and Stock Appreciation Rights or effect repricing of Stock Options and Stock Appreciation Rights through cancellation and re-grants or cancellation in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with a lower exercise price;

(v)   to accelerate at any time the exercisability or vesting of all or any portion of any Award including in circumstances involving a change-in-control or the death, disability or termination of employment of a Participant;

(vi)   subject to the provisions of Section 5(c), to extend at any time the post-termination period in which Stock Options may be exercised; and

(vii)   at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award Certificate; to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be made in the Administrator’s sole and absolute discretion and shall be final and binding on all persons, including the Company and the Participants.

(c)   Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer or other officer of the Company all or part of the Administrator’s authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be awarded during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)   Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

SECTION 3.	STOCK ISSUABLE UNDER THE PLAN; RECAPITALIZATIONS; MERGERS; SUBSTITUTE AWARDS

(a)   Stock Issuable. As of the Effective Date, the maximum number of shares of Stock reserved and available for issuance pursuant to Awards granted under the Plan on or after the Effective Date shall be the sum of (i) 5,500,000 shares, (ii) the number of shares available for grant under the Retail Properties of America, Inc. 2014 Long-Term Equity Compensation Plan immediately prior to the Effective Date of the Plan and (iii) the shares underlying awards under this Plan, the Company’s 2008 Long-Term Equity Compensation Plan and the Company’s Third Amended and Restated Independent Director Stock Option and Incentive Plan that are forfeited, canceled or otherwise terminated after the Effective Date, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that the maximum number of shares of the Stock that may be issued in the form of Incentive Stock Options shall be the sum of (i) and (ii) above. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)   Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Administrator shall make equitable or proportionate adjustments in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and/or (iv) the price for each share subject to any then outstanding Stock Options under the Plan, without reducing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options). The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and/or the terms of outstanding Awards to take into account cash dividends declared and paid other than in the ordinary course or any other extraordinary corporate event, other than those contemplated by Section 3(c) hereof, to the extent determined to be necessary by the Administrator to avoid distortion in the value of the Awards. All adjustments made by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c)   Sale Event.

(i)   In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, as of the effective time of the Sale Event, the Plan and all outstanding Awards granted shall terminate. In such case, except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award Certificate or as may be provided in any written agreement between the Company and a Participant, (1) all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, (2) all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event. and (3) all outstanding Awards with performance vesting may become vested and nonforfeitable as of the effective time of the Sale Event at the Administrator’s discretion.

(ii)   In addition to or in lieu of the foregoing, with respect to outstanding Options and Stock Appreciation Rights, the Administrator may, on the same basis or on different bases as the Administrator shall specify, upon written notice to the affected Participants, provide that one or more Options and Stock Appreciation Rights then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such Options and Stock Appreciation Rights shall terminate, or provide that one or more Options and Stock Appreciation Rights then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Administrator in its sole discretion) for the shares subject to such Options and Stock Appreciation Rights over the exercise price thereof.

SECTION 4.	ELIGIBILITY

Participants in the Plan will be such full or part-time officers and other employees, Non-Employee Directors, consultants and advisors of the Company and the Company’s Subsidiaries who are selected from time to time by the Administrator in its sole discretion.

SECTION 5.	STOCK OPTIONS

(a)   Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option. No Incentive Stock Option shall be granted under the Plan after March 12, 2028.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.

(b)   Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c)   Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

(d)   Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. A Participant shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)   Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i)   In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)   Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)   By the Participant delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the Participant chooses to pay the purchase price as so provided, the Participant and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv)   With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

The transfer to the Participant on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the Participant (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes the Company is obligated to withhold with respect to the Participants. In the event a Participant chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Participant upon the exercise of the Stock Option shall be net of the attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)   Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.	STOCK APPRECIATION RIGHTS

(a)   Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)   Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c)   Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)   Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The terms and conditions of each Award of Stock Appreciation Rights may differ among individual Awards and Participants. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7.	RESTRICTED STOCK AWARDS

(a)   Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is an Award of shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each Restricted Stock Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and Participants.

(b)   Rights as a Stockholder. Upon the grant of a Restricted Stock Award and payment of any applicable purchase price, a Participant shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends. Notwithstanding the foregoing, cash dividends on Restricted Shares due to failure to meet performance-based conditions (i.e., conditions other than the continued service of the Participant through a certain date) must be retained by, or repaid by the Participant to, the Company; provided that, to the extent provided for in the applicable Restricted Stock Award Certificate or by the Administrator, an amount equal to such cash dividends retained or repaid by the Participant may be paid to the Participant upon the lapsing of such performance-based conditions with respect to such Restricted Shares. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the Participant shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c)   Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 14 below, in writing after the Award is issued, if a Participant’s employment or service relationship with the Company terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such Participant from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from the Participant or the Participant’s legal representative simultaneously with such termination of employment or service relationship, and thereafter shall cease to represent any ownership of the Company by the Participant or rights of the Participant as a stockholder. Following such deemed acquisition of Restricted Shares that are represented by physical certificates, a Participant shall surrender such certificates to the Company upon request without consideration.

(d)   Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8.	RESTRICTED STOCK UNITS

(a)   Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of phantom stock units that may be settled in cash or shares of Stock upon the satisfaction of such restrictions and conditions as the Administrator may determine at the time of grant.

Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each grant of Restricted Stock Units shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and Participants. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock or cash as determined by the Administrator at the time or as set forth in the Award Certificate. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A. Any payment of shares of Stock under a Restricted Stock Unit subject to Section 409A to a Participant on account of the Participant’s separation of service may not be made before the date that is six months after the date of separation from service if the Participant is a “specified employee” within the meaning of Section 409A.

(b)   Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a Participant to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such Participant in the form of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the Participant elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of a share of Stock on the date the compensation would otherwise have been paid to the Participant if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c)   Rights as a Stockholder. A Participant shall have the rights as a stockholder only as to shares of Stock acquired by the Participant upon settlement of Restricted Stock Units; provided, however, that the Participant may be credited with Dividend Equivalent Rights with respect to his or her Restricted Stock Units, subject to the provisions of Section 10 and such other terms and conditions as the Administrator may determine.

(d)   Restrictions. A Restricted Stock Unit may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

(e)   Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 14 below, in writing after the Award Certificate is issued, a Participant’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the Participant’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.	UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such other higher purchase price determined by the Administrator) Unrestricted Stock Awards under the Plan. An Unrestricted Stock Award is an Award pursuant to which such Participant may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted or sold as described in this Section 9 in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant.

SECTION 10.	DIVIDEND EQUIVALENT RIGHTS

(a)   Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the Participant to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to and held by the Participant. A Dividend Equivalent Right may be granted hereunder to any Participant as a component of another Award or as a freestanding award, but no Dividend Equivalent Right may be granted with respect to Stock Options or Stock Appreciation Rights. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award. A Dividend Equivalent Right granted as a component of an Award with performance-based vesting, or forfeiture based on the failure to meet performance-based conditions (i.e., conditions other than a continued service relationship with the Company through a certain date), may not be exercisable or payable unless or until the performance conditions have been met.

(b)   Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 14 below, in writing after the Award Certificate is issued, a Participant’s rights in all Dividend Equivalent Rights shall automatically terminate upon the Participant’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 11.	TRANSFERABILITY OF AWARDS

(a)   Transferability. Except as provided in Section 11(b) below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant, or by the Participant’s legal representative or guardian in the event of the Participant’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a Participant other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)   Administrator Action. Notwithstanding Section 11(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the Participant (who is an employee or director) may transfer his or her Non-Qualified Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a Participant for value.

(c)   Family Member. For purposes of Section 11(b), “family member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant of the Participant), a trust in which these persons (or the Participant) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50 percent of the voting interests.

(d)   Designation of Beneficiary. Each Participant to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the Participant’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate.

SECTION 12.	TAX WITHHOLDING

(a)   Payment by Participant. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company’s obligation to deliver Stock to any Participant is subject to and conditioned on tax obligations being satisfied by the Participant.

(b)   Payment in Stock. Subject to approval by the Administrator, a Participant may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid adverse accounting treatment or as determined by the Administrator. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

SECTION 13.	TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)   a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another Subsidiary; or

(b)   an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the written policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 14.	AMENDMENTS AND TERMINATION

Unless sooner terminated as herein provided, the Plan shall terminate on the tenth anniversary of the Effective Date and no Award shall be granted under the Plan on and after such date. The termination of the Plan shall not adversely affect the rights under any outstanding Award without the holder’s written consent. The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s written consent. Except as provided in Section 3(b) or 3(c), without prior approval of the Company’s stockholders, in no event may the Administrator reduce the exercise price of outstanding Stock Options and Stock Appreciation Rights or effect repricing of Stock Options and Stock Appreciation Rights through cancellation and re-grants or cancellation in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with a lower exercise price. The Board, in its discretion, may determine to make any Plan amendments subject to approval by the Company’s stockholders for purposes of complying with applicable stock exchange requirements or ensuring that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code. Except as may otherwise be provided by the Administrator in the Award Certificate or as required to comply with applicable law, no amendment to this Plan adopted following the grant of such Award shall be deemed to alter the terms and conditions set forth therein. Nothing in this Section 14 shall limit the Board’s authority to take any action permitted pursuant to Section 3(c).

SECTION 15.	STATUS OF PLAN

Unless the Administrator shall otherwise expressly determine in writing, with respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a Participant, a Participant shall have no rights greater than those of a general creditor of the Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 16.	SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 17.	GENERAL PROVISIONS

(a)   No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b)   Delivery of Stock Certificates. Stock certificates to be delivered to Participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the Participant by electronic mail or by United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel (to the extent the Board deems such advice necessary or advisable), that the issuance and delivery of such shares of Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that an individual make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)   Stockholder Rights. Until Stock is deemed delivered in accordance with Section 17(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the Participant with respect to an Award.

(d)   Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards shall not confer upon any employee any right to continued employment with the Company or any Subsidiary and shall not interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any of its employees at any time.

(e)   Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company insider-trading-policy-related restrictions, terms and conditions as may be established from time to time.

(f)   Clawback Policy. Grants made under the Plan shall be subject to the Company’s clawback policy in effect from time to time.

SECTION 18.	EFFECTIVE DATE OF PLAN

This amendment and restatement of the Plan shall become effective upon stockholder approval in accordance with Maryland law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Awards may be made hereunder after the tenth anniversary of the Effective Date.

SECTION 19.	GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland, applied without regard to conflict of law principles.

DATE OF APPROVAL BY THE BOARD OF DIRECTORS: March 14, 2014

DATE OF APPROVAL BY STOCKHOLDERS: May 22, 2014

DATE AMENDMENT AND RESTATEMENT APPROVED BY BOARD OF DIRECTORS: March 19, 2018

DATE OF AMENDMENT AND RESTATEMENT APPROVED BY STOCKHOLDERS:

Retail Properties of America, Inc.
ATTN: Investor Relations
2021 Spring Road, Suite 200
Oak Brook, IL 60523

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote “FOR” ALL OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3 AND 4.

1.	Election of eight Directors

	Nominees	For	Against	Abstain

01	BONNIE S. BIUMI	☐	☐	☐
							For	Against	Abstain
02	FRANK A. CATALANO, JR.	☐	☐	☐	3.	Approval of the Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan.	☐	☐	☐

03	ROBERT G. GIFFORD	☐	☐	☐

04	GERALD M. GORSKI	☐	☐	☐	4.	Ratification of Deloitte & Touche LLP as Retail Properties of America, Inc.’s independent registered public accounting firm for 2018.	☐	☐	☐

05	STEVEN P. GRIMES	☐	☐	☐

06	RICHARD P. IMPERIALE	☐	☐	☐	NOTE: To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

07	PETER L. LYNCH	☐	☐	☐

08	THOMAS J. SARGEANT	☐	☐	☐

		For	Against	Abstain
2.	Approval of an advisory resolution on executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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RETAIL PROPERTIES OF AMERICA, INC.

REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – MAY 24, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Retail Properties of America, Inc., a Maryland corporation (the “Company”), hereby appoints Julie M. Swinehart and Steven P. Grimes, and each of them, as proxies for the undersigned, and each with full power of substitution and re-substitution, to attend the annual meeting of stockholders to be held at 8:00 a.m. Pacific Time at The Red Rock Casino Resort & Spa, 11011 W. Charleston Blvd., Las Vegas, Nevada 89135 on May 24, 2018, or any adjournment or postponement thereof to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” THE APPROVAL OF AN ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, “FOR” THE APPROVAL OF THE RETAIL PROPERTIES OF AMERICA, INC. AMENDED AND RESTATED 2014 LONG-TERM EQUITY COMPENSATION PLAN AND “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)